Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

AGREEMENT FOR THE PURCHASE AND SALE OF POWER GENERATIO EQUIPMENT AND RELATED SERVICES
BY AND BETWEEN
LONG RIDGE ENERGY GENERATION LLC
AND
GENERAL ELECTRIC COMPANY
FOR THE HANNIBAL PORT POWER PROJECT
DATED AS OF FEBRUARY 15, 2019

i

v

AGREEMENT FOR THE PURCHASE AND SALE OF POWER GENERATION EQUIPMENT AND RELATED SERVICES
THIS AGREEMENT FOR THE PURCHASE AND SALE OF POWER GENERATION EQUIPMENT AND RELATED SERVICES (hereinafter, together with all Exhibits and amendments hereto, this “Agreement”) is made and entered into as of the 15th day of February, 2019 (the “Effective Date”) by and between General Electric Company, a corporation organized and existing under the laws of New York, with a place of business at 1 River Road, Schenectady, New York 12345 (“Supplier”), and Long Ridge Energy Generation LLC, a Delaware limited liability company (“Owner”). Supplier and Owner are referred to collectively as the “Parties” or singularly as a “Party”.
W I T N E S S E T H
WHEREAS, Owner is developing that certain nominal 485 megawatt (MW) net power output natural gas-fired combined cycle electric generating facility located at the former Ormet Smelter facility in Hannibal, Ohio and commonly referred to as the Hannibal Port Power Project at the Long Ridge Energy Terminal (the “Facility”);
WHEREAS, Supplier desires to engineer, manufacture, supply, deliver and warrant the Equipment for the Facility; and
WHEREAS, Supplier and Owner wish to enter into this Agreement, pursuant to which Owner agrees to engage Supplier to engineer, manufacture, supply, deliver and warrant the Equipment, all as more particularly described in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Owner, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
“Access Day” means any day during which the Equipment is available to Supplier to complete tuning, adjustments, corrections, and checkout of the Equipment or other commissioning and retesting in connection with Supplier’s commissioning services or to correct any defects in the Equipment.
“Access Period” has the meaning given in Section 5.2(d).
“Additional Warranty Period” has the meaning given in Section 9.2.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. FIG LLC and Persons who Control, are Controlled by, or are under Common Control with FIG LLC shall be deemed to be Affiliates of Owner.
“Agreed Rate” an annual (365 or 366 Days, as appropriate) rate of interest equal to the lesser of: (i) two percent (2%) in excess of the Prime Rate and (ii) the maximum rate permitted by applicable Law.
“Agreement” has the meaning given in the Preamble to this Agreement.
“Applicable Codes and Standards” means those codes, requirements, and standards of design, engineering, construction, operation, workmanship, equipment, and components specified in Exhibit A (as may be amended from time to time); provided, however, if the relevant standard is not so specified or is ambiguous therein, then “Applicable Codes and Standards” shall mean those standards of design, engineering, construction, workmanship, operation, care and diligence normally practiced by internationally recognized power generation equipment manufacturing companies in performing services of a similar nature generally acceptable to the power industry in the United States of America (including firms providing the design, construction, manufacturing and delivery of electrical, steam, environmental, and other equipment, facilities and improvements and related technical services and training for facilities similar to the Facility) prevailing during performance of the Work in accordance with good engineering design practices, applicable Law, applicable permits, and codes and other standards established for such Work. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern the Parties’ performance under this Agreement, unless otherwise agreed.
“As-Built Drawings” means all drawings and documents identified in the Schedule of Submittals in Exhibit A as “As-Built Drawings” or otherwise relating to the as-built condition of the Work, as modified and updated to accurately show the final actual as-built condition of the Work upon Final Completion.
“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized to be closed in the State of Ohio or New York City.
“Capability Tests” means the capability tests described in Exhibit H.
“Certificate of Final Completion” has the meaning given in Section 4.6.
“Certificate of Substantial Completion” has the meaning given in Section 4.5.
“Change in Law” shall mean and refer to the enactment, adoption, promulgation, amendment, modification, repeal or change in interpretation by a Governmental Authority after the Effective Date of this Agreement of any United States Law which is applicable to the performance of the Work; it being expressly understood and agreed by the Parties hereto that a change in any income, corporate or franchise tax Law or any Law by which a tax is levied or assessed on the basis of Supplier’s income, profits, revenues or gross receipts or Supplier’s presence in any taxing jurisdiction shall not be a Change in Law. Any Change in Law enacted, published or issued before the Effective Date, whether or not such Change in Law becomes effective after the Effective Date, shall not constitute a Change in Law under this Agreement. For purposes of this definition, a “United States Law” shall mean and refer to any Law of any Governmental Authority located in the United States (whether local, municipal, county, state, federal or otherwise), or any interpretation or application thereof by any such Governmental Authority.
“Change Order” has the meaning given in Section 8.1.
“CKOM” means a “kick-off meeting” with respect to the Facility in which Owner, Supplier and EPC Contractor are all in attendance, which meeting shall occur on March 19, 20, and 21, 2019; provided, however, that such meeting may occur upon any later date upon which the Parties mutually agree in writing.
“Collateral Damage” means all physical damage to the 7HA.02 combustion turbine, generator, clutch, and steam turbine and to any equipment along the common shaft supplied by Supplier under this Agreement, resulting from the failure of or defect in a part of the 7HA.02 combustion turbine, other than damage to the initially failing or defective part itself (which is addressed under Warranty).
“Completed Performance Test” means the completion of a Performance Test in its entirety under the following conditions: (i) without the use of any auxiliary, standby or temporary equipment or machinery, and (ii) while the Facility is operated in its normal mode of operation, which shall consist of (x) the operation of the Facility as a whole, (y) the concurrent operation of Facility systems, and (z) the operation of all Facility systems within the manufacturers’ specifications, and without over-stressing, over-firing or over-pressurizing any such systems.
“Confidential Information” has the meaning given in Section 13.1.

“Contract Price” has the meaning given in Section 6.1.
“Control” means, with respect to a Person, (i) the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other securities or equity interests having ordinary voting power to elect the board of directors, managing general partner or similar managing authority of such Person or (ii) the power to direct the management of such Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.
“Credit Rating” means, for any Person, the rating then assigned to such Person’s senior unsecured long-term debt obligations (not supported by third party credit enhancements), or if such Person does not have a rating for its senior unsecured long-term debt, the then current corporate rating assigned to such Person.
“Creditworthy Bank” means a commercial bank having a Credit Rating of (a) A or better from Standard & Poor’s, or (b) A2 or better from Moody’s, or (c) if such bank has a Credit Rating at such time from both Standard & Poor’s and Moody’s, A or better from Standard & Poor’s and A2 or better from Moody’s.
“CT Package” means a single natural gas-fired combustion turbine (model 7HA.02), all parts, components, materials, equipment and other items required for such combustion turbine to be complete and fully functional in conformance with the Specifications, as more fully described in Exhibit A attached hereto.
“Cure Period” has the meaning set forth in Section 5.5.
“Day” or “day” means a calendar day.
“Default” means either an Owner Default or a Supplier Default.
“Delay Liquidated Damages” means, collectively, Documents Liquidated Damages, Delivery Liquidated Damages, and Substantial Completion Liquidated Damages.
“Deliver(y)” or “Delivered” means, with respect to any Equipment Package or Major or Minor Component, that Supplier has delivered such Equipment Package or Major or Minor Component to the Delivery Point (in the case of shipments originating within the United States, DAP (Delivered At Place, Incoterms 2010) and in the case of shipments originating outside of the United States, DDP (Delivered Duty Paid, Incoterms 2010)) and has done so such that all applicable Equipment is in a condition sufficient to permit the proper installation of such Equipment Package or Major or Minor Component.
“Delivery Liquidated Damages” has the meaning given in Section 4.3.
“Delivery Notice” has the meaning set forth in Section 4.3.
“Delivery Point” means, as agreed by the Parties, either at a suitable barge landing, rail siding or Site laydown area designated by Owner (provided, however, if the conditions at the Site prohibit Supplier from accessing the laydown area or other location designated by Owner at the Site, then the best location at the Site with unimpeded access for unloading the Equipment as determined by Owner).
“Dispute” has the meaning given in Section 18.1.
“Document Deadline” means each deadline date identified in Exhibit F attached hereto; which dates may be adjusted pursuant to the terms and provisions of this Agreement.
“Document Package” means each package of drawings and other documents identified in Exhibit F attached hereto.
“Documents Liquidated Damages” has the meaning given in Section 4.2.
“Dollars” means the lawful currency of the Unites States of America.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Emissions MAC” means the guaranteed emissions performance levels set forth in Exhibit H, Section B for Guaranteed Cold Start Emissions, Guaranteed Warm Start Emissions, Guaranteed Hot Start Emissions, Guaranteed Shutdown Emissions and Guaranteed Steady State Emissions.
“Emissions Tests” means the steady state emissions tests, startup and shutdown emissions tests conducted in accordance with test codes specified under section 01100.5 of Exhibit A.
“Environmental Law” means any applicable Law which relates to environmental quality, health, safety, pollution, contamination, cleanup, or the protection of human health, ambient air, waters (including ground waters) or land; including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq; the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq; and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.
“EPC Contract” means that certain Engineering, Procurement and Construction Agreement by and between Owner and EPC Contractor with respect to the Facility.
“EPC Contractor” means that certain engineering, procurement and construction contractor identified by Owner.
“Equipment” means all of the turbines, generators, parts, components, materials, equipment and other items comprising the Equipment Packages, which includes one (1) combustion turbine, one (1) generator, one (1) clutch, one (1) condensing steam turbine, one HRSG, one (1) distributed control system and steam turbine bypass valves, as more fully described in Exhibit A attached hereto.

“Equipment Package” individually means any one of (and “Equipment Packages” collectively means all of) the following packages: CT Package, Generator Package, HRSG Package, PCS Package and ST Package.
“Estimated Completion Date” means the estimated date of completion of a Milestone, as identified in the relevant column of the Payment Schedule.
“Excess Weld Costs” has the meaning set forth in Section 5.7.
“Excess Weld Quantities” has the meaning set forth in Section 5.7.
“Facility” has the meaning given in the Recitals to this Agreement.
“Final Completion” shall be deemed to have occurred when:

(i)	Substantial Completion has been achieved;

(ii)
the Guaranteed Net Equipment Electrical Output, the Guaranteed Net Equipment Heat Rate and the Guaranteed SCR Ammonia Consumption have been achieved, or, if not achieved, to the extent applicable Supplier has paid to Owner any Performance Liquidated Damages owed, and Supplier has completed making necessary system adjustments required for the continuous, safe and reliable operation of the Equipment;

(iii)
all As-Built Drawings, and other documents as required under the document submittal list set forth in the Schedule of Submittals in Exhibit A of the Specifications of this Agreement to be delivered to Owner by Final Completion have been so delivered;

(iv)	any Liquidated Damages for which Supplier is liable, and other amounts owed by Supplier to Owner under this Agreement, if any, have been paid to Owner;

(v)	final lien waivers and releases from Supplier and each Major Subcontractor have been delivered to Owner;

(vi)
all Work, including Punch List items, has been completed, and all other duties and obligations of Supplier under this Agreement have been fully performed, other than obligations that require future performance (e.g., Warranty and indemnification obligations); and

(vii)	Supplier has submitted a draft Certificate of Final Completion to Owner pursuant to Section 4.6.
“Final Completion Date” means the date upon which Final Completion has been achieved.
“Final Performance Testing Protocol” collectively means those final, detailed and complete performance testing procedures, protocol, activities, requirements and criteria for the Facility developed by the EPC Contractor on the basis of the Preliminary Performance Testing Protocol; which testing protocol (i) shall be subject to Owner’s and Supplier’s review and approval (not to be unreasonably withheld or delayed), and (ii) shall be deemed to have replaced the Preliminary Performance Testing Protocol once they have been reviewed and approved by Owner and Supplier (and shall thereafter be deemed part of this Agreement).
“First Completed Minimum Performance Test” has the meaning set forth in Section 5.5.
“Force Majeure Event” means any catastrophic storm or flood, lightning, tornado, hurricane, earthquake or other act of God, war, civil disturbance, terrorist attack, revolt, insurrection, sabotage, commercial embargo, epidemic or fire (excluding any fire started as a result of a malfunction or failure of the Equipment) or National Strike, provided that such act or event (i) actually and demonstrably delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected Party and was not due to its fault or negligence, and (iii) (or the effect of such act or event) could not have been prevented or avoided by the affected Party through the exercise of reasonable diligence, including the expenditure of any reasonable sum taking into account the likely impact of the Force Majeure Event. For the avoidance of doubt, Force Majeure Events shall not include any of the following: (i) economic hardship, (ii) changes in market conditions, (iii) late delivery or failure of construction equipment or materials, supplies or components of Equipment (except to the extent caused by an event otherwise independently considered a Force Majeure Event hereunder), (iv) strikes, or other similar labor actions other than National Strikes, (v) unavailability or shortages of laborers, suppliers, subcontractors or sub-subcontractors (except to the extent caused by an event otherwise independently considered a Force Majeure Event hereunder); (vi) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, and seasons, regardless of the magnitude, severity, duration or frequency of such climatic conditions, tides or seasons (excluding catastrophic storms or floods, lightning, tornadoes, and hurricanes subject to the conditions set forth above); (vii) inability or failure to make a payment for any reason; (viii) shortages (except to the extent caused by an event otherwise independently considered a Force Majeure Event hereunder) or price fluctuations with respect to materials, supplies or components of the Equipment or Work; or (ix) flaws in design requiring re-design or re-engineering of any portion of the Equipment or Work.
“Foundation Ready” means, as to each Major Component, the corresponding foundation has been poured and the concrete has cured such that the applicable Major Component can, consistent with Prudent Practices, be placed on such foundation.
“FNTP Deadline” has the meaning set forth in Section 2.1.
“Generator Package” means a single generator (model H84), all parts, components, materials, equipment and items required for such generator to be complete and fully functional in conformance with the Specifications, as more fully described in Exhibit A attached hereto.
“Governmental Authority” means any national, federal, state, county, municipal, local or other government or governmental, quasi-governmental, regulatory or administrative body, branch,

agency, commission, court or other governmental authority, or any department, board, bureau or instrumentality thereof.
“Gross Negligence” shall mean any act, omission or failure to act, (whether sole, joint or concurrent) that was in reckless disregard of, or wanton indifference to, the harmful consequences to the affected Party, to the safety or property of another Person or to the environment.
“Guaranteed Delivery Date” means the “Guaranteed Delivery Date” or “Agreed to Dates (by GE & Kiewit)” indicated on Exhibit A, Attachment 02-01f corresponding to each Major Component and Minor Component as provided in the Milestone Schedule (which Guaranteed Delivery Date may be adjusted in accordance with the terms and provisions of this Agreement).
“Guaranteed Net Equipment Electrical Output” has the meaning set forth in section 01100.5.1 of Exhibit A.
“Guaranteed Net Equipment Heat Rate” has the meaning set forth in section 01100.5.1 of Exhibit A.
“Guaranteed SCR Ammonia Consumption” has the meaning set forth in section 01100.5.1 of Exhibit A.
“Guaranteed Substantial Completion Date” means the date by which the EPC Contractor guarantees to Owner that substantial completion will be achieved in the EPC Contract.
“Guaranteed Weld Quantities” has the meaning given in Section 5.7.
“Hazardous Substance” means (A) any substance which is listed, defined, designated or classified under any Environmental Law as a (i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste, (v) pollutant, (vi) contaminant or (vii) special waste; (B) any material (including radioactive material), substance, constituent or waste regulated under any Environmental Laws; or (C) petroleum, petroleum products, polychlorinated biphenyl, pesticides, asbestos, or asbestos-containing materials.
“HRSG Package” means a single three-pressure, natural circulation heat recovery steam generator (as identified in the Specifications) (“HRSG”), all parts, components, materials, equipment and items required for such HRSG to be complete and fully functional in conformance with the Specifications, as more fully described in Exhibit A attached hereto.
“HRSG Weld Liquidated Damages” has the meaning set forth in Section 5.7.
“Indemnified Party” means an Owner Indemnified Party or a Supplier Indemnified Party, as the case may be.
“Installation Manual” means Supplier’s manual for the installation of the Equipment, which manual will be delivered by Supplier to Owner within the time periods set forth on Exhibit B.

“Intellectual Property Rights” means all patents, copyrights, trademarks, trade names, trade dress, service marks, trade secrets, software, firmware, mask works, industrial design rights, rights of priority, know-how, design flows, methodologies and any and all other intellectual property rights protected under any Law.
“Invoice” has the meaning given in Section 6.3.
“Last Completed Performance Test” has the meaning set forth in Section 5.5.
“Law” means any constitution, charter, statute, treaty, act, law, ordinance, regulation, code, rule, order, decree, permit, judgment, directive, ruling, decision, order, guideline, resolution or declaration of any Governmental Authority (including, without limitation, any codes or regulations), or any interpretation or application thereof by any such Governmental Authority.
“Lender(s)” shall mean and refer to lenders and/or equity investors (including any trustee or agent on behalf of such lenders and/or equity investors) providing development, bridge, construction and/or permanent equity and/or debt financing or refinancing of the development, construction, ownership, leasing, operation or maintenance (including working capital) of the Facility, whether that financing or refinancing takes the form of private or public debt or equity or any other form.
“Licensed Materials” has the meaning given in Section 12.1.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (including a mechanics’ or materialmen’s lien), pledge, charge, security interest, or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected or effective under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Liquidated Damages” means, collectively, Documents Liquidated Damages, Delivery Liquidated Damages, HRSG Weld Liquidated Damages, Substantial Completion Liquidated Damages, and Performance Liquidated Damages.
“LNTP Letter Agreement” means the letter agreement dated as of May 14, 2018 between Supplier and Owner pertaining to the LNTP Work.
“LNTP Work” means the engineering work and services described in Exhibit S attached hereto.
“LOC-1” has the meaning set forth in Section 6.9.
“LOC-2” has the meaning set forth in Section 6.9.
“LOC-3” has the meaning set forth in Section 6.9.

“Losses” means losses, fines, penalties, claims, demands, suits, causes of action, legal or administrative proceedings, damages, liabilities, interest, costs, and expenses (including reasonable attorneys’ fees and court costs and costs of investigation).
“Major Component” means the Equipment designated as such on the Milestone Schedule.
“Major Equipment and Services” means the portions of the Equipment and Services listed on Exhibit A, Attachment 13.
“Major Subcontract” means any subcontract with a Subcontractor engaged for the Major Equipment and Services having an aggregate value in excess of [***] U.S. Dollars ($[***] USD), provided, however, subcontracts with bulk material suppliers or for subcomponents of Major Equipment and Services are excluded from the definition of Major Subcontracts.
“Major Subcontractor” means any Subcontractor with whom Supplier enters into a Major Subcontract.
“Major Sub-Supplier” means any Subcontractor with whom Supplier enters, or intends to enter, into a Major Subcontract, and the Subcontractors listed on Exhibit A, Attachment 13.
“Mechanical Completion” shall be deemed to have occurred when the all of the following to have occurred (excluding EPC Contractor’s punch list items relating thereto):

(i)	The generating Equipment has been installed with required connections and controls to produce electrical power;

(ii)	All other equipment that is part of the work under the EPC Contract has been installed, checked for alignment, lubrication and rotation;

(iii)	All remaining electrical systems have been checked out, cold commissioned and are ready for energization and operation;

(iv)	Each subsystem of the Project is functionally complete for initial operation and interconnection with the utility;

(v)	All electrical continuity and ground fault tests and all mechanical tests and calibrations have been completed:

(vi)	All instrumentation (including the Continuous Emissions Monitoring System) is operational, and has been calibrated in accordance with manufacturers’ standards and guidelines and loop checked;

(vii)	The applicable Equipment has been pressure tested, flushed and cleaned out as necessary, excluding steam blows;

(viii)	Project systems have been turned over from construction to the commissioning group;

(ix)
EPC Contractor has completed its work to cause the equipment and systems to be capable of operating safely in accordance with applicable Law, Permits, prudent industry practices and good engineering and construction practices for further commissioning and testing; and

(x)	All other criteria necessary for the achievement Mechanical Completion as provided in the EPC Contract have been satisfied or achieved.
“Mechanical Completion Date” means the date upon which the Facility has achieved Mechanical Completion.
“Milestone Payment” has the meaning given in Section 6.2.
“Milestone Schedule” shall mean that schedule of Milestones set forth on Exhibit A, Attachment 02-01f, as the same may be adjusted from time to time pursuant to the terms of this Agreement.
“Milestones” means those milestones related to the Work to be achieved hereunder by Supplier, as identified on the Milestone Schedule and/or Payment Schedule.
“Minimum Performance Criteria” shall mean and refer to those minimum criteria and levels of performance identified on Exhibit G attached hereto, which the Power Island should meet during the performance of a Completed Performance Test.
“Minor Component” means the Equipment designated as such on the Milestone Schedule.
“Moody’s” means Moody’s Investor Service, Inc.
“National Strike” means any strike or other labor dispute sanctioned, supported or effected by one or more national or international unions representing employees of the party affected by such event that is national or international in scope and not targeted at Supplier or any of its Subcontractors.
“Net Equipment Electrical Output Minimum Performance” has the meaning set forth in Exhibit G.
“Net Equipment Heat Rate Minimum Performance” has the meaning set forth in Exhibit G.
“Non-Compliant Suspension” has the meaning set forth in Section 17.2.
“Noise Tests” means the noise tests conducted in accordance with ASME PTC 36, ASME B133.8 and ISO 3746.
“Notice to Proceed” has the meaning set forth in Section 2.1.
“Ohio Sales & Use Taxes” has the meaning set forth in Section 2.5.

“Operation & Maintenance Manual” means Supplier’s manual for the operation and maintenance of the Power Island.
“Owner” has the meaning set forth in the Preamble to this Agreement.
“Owner Additional Insureds” has the meaning given in Section 10.1.
“Owner-Caused Delay” shall mean a delay in Supplier’s performance of its obligations under this Agreement which is actually and demonstrably caused by Owner, the EPC Contractor or any of their respective contractors (other than Supplier or its Subcontractors) (which delay is not expressly excused pursuant to the provisions of this Agreement or not attributable to an exercise by Owner of its rights under this Agreement in response to Supplier’s failure to comply with the terms of this Agreement), which adversely and demonstrably impacts the Milestone Schedule.
“Owner-Caused Delay Event” has the meaning given in Section 7.6.
“Owner Default” has the meaning given in Section 16.2.
“Owner Indemnified Party” has the meaning set forth in Section 11.1.
“Owner Permits” means those Permits identified in Exhibit D attached hereto.
“Owner’s Engineer” shall mean and refer to Black & Veatch Corporation, or any successor entity designated by Owner to act as a representative of Owner.
“Owner’s Manager” has the meaning given in Section 3.1.
“Part(ies)” has the meaning given in the Preamble to this Agreement.
“Payment Schedule” has the meaning given in Section 6.2.
“PCS Package” means a plant distributed control system package, all parts, components, materials, equipment and other items required for such control system to be complete and fully functional in conformance with the Specifications, as more fully described in Exhibit A attached hereto.
“Performance Guarantees” means those levels of performance and guaranteed values identified on Exhibit H attached hereto, which the Power Island should meet during the performance of a Completed Performance Test.
“Performance Liquidated Damages” has the meaning set forth in Section 5.6.
“Performance Test” collectively means the performance tests conducted and completed, or to be conducted and completed, in accordance with the Final Performance Testing Protocol and as is otherwise provided in this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.
“Permitted Liens” has the meaning set forth in Section 2.20.
“Person” means any individual, corporation, association, partnership, limited liability company, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.
“Power Island” collectively means all of the Equipment Packages.
“Product Update Information” means update information applicable to the Equipment and details regarding their implementation.
“Preliminary Performance Testing Protocol” means the preliminary performance testing procedures, activities, requirements and criteria identified in Attachment 19-04 of Exhibit A, which will be customized by the EPC Contractor for the Project consistent with the Specifications.
“Preservation Work” has the meaning given in Section 16.5.
“Prime Rate” means the per annum (365 or 366 Days, as appropriate) prime rate as published from time-to-time in the “Money Rates” table of The Wall Street Journal; provided, however, if more than one such prime rate is published, the average shall be used for purposes of this Agreement.
“Product Bulletin” has the meaning given in Section 2.27.
“Project” means the design, engineering, procurement, construction, pre-commissioning, commissioning, testing and start-up of a nominal 485 megawatt net power output natural gas-fired combined cycle electric generating facility located at the former Ormet Smelter facility in Hannibal, Ohio and commonly referred to as the Hannibal Port Power Project at the Long Ridge Energy Terminal.
“Project Manager” has the meaning given in Section 2.12.
“Progress Payment” has the meaning given in Section 6.2.
“Prudent Practices” means those practices, methods and standards as are commonly used in performing work and services of a nature similar to the Work, to accomplish the desired result in a manner consistent with reliability, safety, applicable Law, Applicable Codes and Standards, equipment suppliers’ and manufacturers’ recommendations, environmental protection and expedition, which in the exercise of reasonable judgment by those experienced in the industry and in light of the facts known at the time a decision was made, are considered good, safe, reliable and prudent practices, methods and standards.
“Punch List” means a comprehensive list prepared upon Substantial Completion identifying those minor details of mechanical adjustment which require repair, completion, correction or re-execution, the non-completion of which does not (i) interfere with Owner’s occupancy, use and commercial operation of the Facility, or (ii) prevent the continuous operation of the Facility in accordance with Prudent Practices, applicable Laws and Applicable Codes and Standards. However, the Punch List shall not include any items that could reasonably be expected to prevent the safe, reliable and continuous operation of the Facility.
“Ready for First Fire” shall occur with respect to the Power Island Equipment when the following requirements have been satisfied:

1.
All material components of the Equipment necessary to support first fire of the Equipment have been delivered to the Delivery Point by Supplier and constructed and installed by the EPC Contractor in accordance with Supplier’s recommendations;

2.
All material systems required to support first fire have been installed and cold commissioning tests completed and deemed to be ready for initial commissioning and first fire by the EPC Contractor and confirmed by Supplier, and the Parties have agreed that the Equipment is ready for safe operation and, as installed, and would not void any Supplier’s warranty;

3.	Such systems have been flushed and cleaned out as necessary;

4.
The necessary balance of plant systems and interconnections have been appropriately checked for alignment, lubrication, rotation, and hydrostatic and pneumatic pressure integrity, appropriate flushed, cleaned, and statically tested;

5.	The distributed control system and continuous emissions monitoring systems have been installed and fully functional. The continuous emissions monitoring system need not be certified;

6.	The necessary plant systems (non-Power Island Equipment systems) and interconnects are available to provide safe and continuous operation;

7.	The necessary fuels, lubricants and operating supplies are continuously available;

8.	Owner’s trained operators are available for operation of the Power Island Equipment;

9.	Owner’s craft labor and management support are available if needed to make corrections to the Facility; and

10.	Supplier will have reasonable access to Supplier’s equipment including station cranes and similar equipment.
“Reliability Run” means the reliability run described in Exhibit H.

“Requirements” has the meaning given in Section 2.7.
“SCR Ammonia Consumption” means the SCR ammonia consumption rate of the Equipment as tested and corrected in general accordance with Applicable Codes and Standards.
“SCR Ammonia Consumption Minimum Performance” has the meaning set forth in Exhibit G.
“Senior Officer” means the chief executive officer, president or any senior manager of the parties hereto.
“Services” means all services provided or to be provided by Supplier in connection with the design, engineering, manufacturing, procurement, supply, and Delivery of the Equipment and as otherwise required by the terms of this Agreement, including, without limitation, the TA Services.
“Site” means the site described in Exhibit L attached hereto.
“Spare Parts” means the spare parts, including the startup and commissioning spare parts, as described in Exhibit A, Sections 01100.1.9 and 01100.1.10.
“Special Tools” has the meaning set forth in Section 2.23.
“Specifications” means and refer to those documents and scope of work identified or contained within Exhibit A attached hereto, which documents and scope of work define generally the program requirements and the concept design, scope and intent for the Facility.
“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
“Startup Tests” means the startup tests conducted in accordance with test codes specified under section 01100.5 of Exhibit A.
“ST Package” means a single steam turbine (model D650), all parts, components, materials, equipment and other items required for such steam turbine to be complete and fully functional in conformance with the Specifications, as more fully described in Exhibit A attached hereto.
“Subcontractor” means any subcontractor, vendor or supplier (in any such case, of any tier) of services or materials to Supplier in connection with the performance of the Work.
“Substantial Completion” shall be deemed to have occurred when:

(i)
the Equipment shall have passed all Startup and Emissions Tests, Noise Tests, Reliability Run and Capability Tests, and as demonstrated by the most recent completed Performance Test that has been conducted, all of the Substantial Completion Guarantees have been successfully achieved and all Minimum Performance Criteria have been successfully achieved without invalidating or adversely affecting any other guaranteed performance levels conditional to the achievement of Substantial Completion;

(ii)
in the event that all Performance Guarantees have not been achieved, but all Minimum Performance Criteria have been achieved, (i) Supplier has delivered its corrective work plan to pursue the achievement of all Performance Guarantees and turned over the Work to Owner and (ii) the face amount of LOC-3 shall have been increased, beyond the face amount otherwise required by this Agreement, in an amount equal to the maximum aggregate amount of Performance Liquidated Damages that would be payable under this Agreement based on the results of the First Completed Minimum Performance Test (provided that the maximum aggregate face amount of LOC-3 shall not exceed an amount equal to thirty-five percent (35%) of the Contract Price), which increased face amount of LOC-3 shall secure the full and faithful payment of the Performance Liquidated Damages which are ultimately determined to be due from Supplier under this Agreement, and such LOC-3 shall not expire prior to the time that the aggregate amount of Performance Liquidated Damages have been ultimately determined to be due from Supplier under this Agreement have been paid to Owner;

(iii)	the Equipment is capable of being synchronized with the grid;

(iv)	Supplier has completed making necessary adjustments to the Work identified during the start-up and testing process conditional to continuous, safe and reliable operation of the Equipment;

(v)
except for Punch List items to be completed after the achievement of Substantial Completion, the Work is completed and capable of being operated in the normal course of business in compliance with applicable Laws and Supplier’s applicable written procedures and requirements;

(vi)	Supplier has submitted the Punch List for Supplier’s Work and pursued the same in accordance with Section 4.5;

(vii)	Supplier has provided to Owner two (2) hard copies and one (1) electronic version of the preliminary Operation & Maintenance Manual;

(viii)	Supplier has delivered to Owner the Special Tools;

(ix)	Supplier has provided Owner copies of all Product Update Information applicable to the Equipment and details regarding their implementation;

(x)
If and to the extent that Supplier has utilized any of Owner’s Spare Parts during Supplier’s commissioning and Performance Tests, Supplier, at Supplier’s sole cost, has either replaced such Spare Parts or placed an order for such Spare Parts (on an expedited basis);

(xi)	Supplier has completed all training of Owner’s personnel in accordance with Section 2.24;

(xii)
all undisputed Documents Liquidated Damages, Delivery Liquidated Damages and HRSG Weld Liquidated Damages have been paid to Owner, provided that, with respect to any such disputed Liquidated Damages and any Substantial Completion Liquidated Damages estimated by Owner in accordance with Section 4.5(b), the face amount of LOC-3 shall have been increased, beyond the face amount otherwise required by this Agreement, in an amount equal to the aggregate amount of such Liquidated Damages then disputed between the Parties or so estimated by Owner (provided that the maximum aggregate face amount of LOC-3 shall not exceed an amount equal to thirty-five percent (35%) of the Contract Price), which increased face amount of LOC-3 shall secure the full and faithful payment of the Documents Liquidated Damages, Delivery Liquidated Damages HRSG Weld Liquidated Damages and Substantial Completion Liquidated Damages which are ultimately determined to be due from Supplier under this Agreement, and such LOC-3 shall not expire prior to the time that the aggregate amount of such Liquidated Damages have been ultimately determined (whether by mutual agreement of the Parties or by means of dispute resolution proceedings under Article 18) to be due from Supplier under this Agreement have been paid to Owner;

(xiii)	Supplier has delivered to Owner LOC-3;

(xiv)	Supplier has delivered to Owner an interim lien waiver and other supporting invoice documentation required to be delivered as of such date; and

(xv)	Supplier has submitted a draft Certificate of Substantial Completion to Owner pursuant to Section 4.5.
“Substantial Completion Date” means the date upon which Substantial Completion has been achieved.
“Substantial Completion Guarantees” means the guaranteed performance levels described in Exhibit H, Section B (Substantial Completion Guarantees).
“Substantial Completion Liquidated Damages” has the meaning given in Section 4.5.
“Supplier” has the meaning set forth in the Preamble to this Agreement.
“Supplier Commissioning Work” means the Work necessary to properly complete tuning, adjustment, correction and check-out of the Equipment so that a Completed Performance Test may be performed on the Power Island.
“Supplier Default” has the meaning given in Section 16.1.
“Supplier Indemnified Party” has the meaning set forth in Section 11.1.

“Supplier Permits” has the meaning given in Section 2.6.
“Supplier’s Specifications” means those specifications for the Power Island supplied by Supplier as set forth in Exhibit A, Section “Technical Attachments” attached hereto.
“Surplus Weld Costs” has the meaning set forth in Section 5.7.
“Surplus Weld Quantities” has the meaning set forth in Section 5.7.
“TA Services” means the Services described as such in Section 2.3.
“Tax(es)” means any and all governmental taxes, duties, imposts, assessments, charges, levies or tariffs imposed or assessed by the United States, the State of Ohio or any other Governmental Authority (whether domestic or foreign), including, without limitation, all sales, consumer and use taxes, business and occupation taxes, excise taxes and duties, corporation taxes, income taxes, withholding taxes, value added taxes, and customs duties and taxes, and any interests, penalties or fines related to the foregoing.
“Warranty” has the meaning given in Section 9.1.
“Warranty Period” has the meaning given in Section 9.2.
“Weld LD Rates” has the meaning set forth in Section 5.7.
“Work” has the meaning given in Section 2.2.
1.2    Interpretation.

(i)	As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

(ii)
Unless expressly stated otherwise, references in this Agreement to a Person (including the Parties) include its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

(iii)
As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used. If the time for performing a payment or notice obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

(iv)
As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof’ refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; and “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

(v)
As used in this Agreement, all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as amended, supplemented, restated or otherwise modified from time to time. Any term defined or provision incorporated in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning or effect ascribed thereto whether or not such other document, instrument or agreement is in effect. In this Agreement, references to applicable Laws (including Permits) and provisions thereof are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the applicable Laws (including Permits) or provisions thereof.

(vi)
References in this Agreement to Recitals, Articles, Sections and Exhibits are, unless otherwise indicated, to Recitals, Articles, or Sections of, and Exhibits to, this Agreement. All Exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References in this Agreement to an Exhibit shall mean the referenced Exhibit and any sub-exhibits, sub-parts, components or attachments that form a part thereof.

(vii)
Each Party acknowledges that it was represented by counsel in connection with this Agreement and that it or its counsel reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(viii)
In the event of a conflict or inconsistency between the terms of the body of this Agreement and those of the Exhibits attached hereto, the following order of precedence shall govern the interpretation of such documents:

(a)    amendments to the terms and provisions of the body of his Agreement (i.e., excluding the Exhibits);
(b)    The terms and provisions of the body of this Agreement (i.e., excluding the Exhibits);
(c)    The terms and provisions of Exhibits G and H;
(d)    The Specifications; and
(e)    The terms and provisions of any Exhibits (or select portions thereof) which are not identified in the preceding clauses of this Section 1.2(viii).
ARTICLE 2

DUTIES AND OBLIGATIONS OF SUPPLIER
2.1    Notice to Proceed. (a) If Owner provides to Supplier on or before February 15, 2019 (the “FNTP Deadline”) a written notice stating that Supplier should proceed with the Work (the “Notice to Proceed”), then Owner shall make a payment to Supplier of the corresponding amount indicated on Exhibit J within five (5) Business Days after Owner’s delivery of the Notice to Proceed to Supplier, and Supplier shall proceed with the Work and this Agreement shall remain in full force and effect. In the event Owner fails to provide a Notice to Proceed to Supplier on or before the FNTP Deadline, each of the dates set forth in the Milestone Schedule shall be extended thirty days plus one day for each day that occurs after February 15, 2019 until the date Owner provides the Notice to Proceed to Supplier.
(b)    Owner previously elected to release the LNTP Work by entering into the LNTP Letter Agreement with Supplier pursuant to which Supplier has commenced the performance of the LNTP Work and Owner has made a payment to Supplier in the amount of $[***]. Such payment for the LNTP Work is hereby credited against the Contract Price. The Parties agree that the LNTP Letter Agreement is hereby merged into and superseded by this Agreement, with the LNTP Work being deemed a portion of the Work hereunder and subject to the terms and conditions of this Agreement.
2.2    Performance of the Work. Supplier hereby covenants and agrees that it shall (i) design, engineer, manufacture, procure, supply, and Deliver the Equipment in accordance with the terms and provisions of this Agreement, and perform and/or provide all work, services, equipment, materials, consumables and other items necessary to properly and timely complete the same, and (ii) properly perform all Services; in each case, all as more specifically identified in Exhibit A attached hereto (collectively, as the same may be modified pursuant to a Change Order, the “Work”).
2.3    Technical Assistance.

a)
Supplier shall provide the technical advisory services (“TA Services”) in accordance with Exhibit A, Attachment 19-02 as part of the Work. Provided EPC Contractor achieves the dates set forth in Section 2.3(b), all TA Services hours shall be to Supplier’s account. If EPC Contractor fails to achieve the dates in Section 2.3(b) for any reason not attributable to Supplier, incremental hours required by EPC Contractor from Supplier in addition to those set forth in the Contract Price will be invoiced at the rates set forth in Exhibit A, Attachment 19-02. Supplier’s rates shall not be increased more than three percent (3%) per year to those set forth in Exhibit A, Attachment 19-02.

b)

Milestone	Guarantee Dates
CTG-First Fire	June 16, 2021
HRSG Hydro Test Start	April 2, 2021
STG - Roll on Steam	August 2, 2021
Targeted Substantial Completion	September 13, 2021

c)	In addition to the TA Services described in Exhibit A, Attachment 19-02, Supplier shall:

A.	Follow EPC Contractor’s prescribed procedures on keeping records of service and time activities of service personnel while at the Site.

B.
Provide EPC Contractor a written timesheet and daily report of the Work performed each day. EPC Contractor must sign and approve all time expended to validate time for reimbursement. Unsigned timesheets will not be paid. Supplier’s field service representative must clear with EPC Contractor for any period spent away from the Project other than normal off-time and advise EPC Contractor how Supplier’s field service representative can be reached in the event of an emergency.

C.	Allow Supplier’s field service representative to have authority and responsibility to:

i.	Accept work installed at each step of the installation process by co-signing with EPC Contractor the quality assurance and verification documentation.

ii.	Authorize and sign timesheets for remedial or extra Work performed by EPC Contractor on behalf of Supplier.

D.	Supplier’s erection / start up duties shall include, but not be limited to:

i.	Sign on to the crew work log for the work being inspected on a daily basis.

ii.	Provide notice of inspection hold points for critical installations.

iii.
Understand and agree to EPC Contractor requested hold points and sign offs in the event there are additional requirements from either Owner or EPC Contractor above and beyond those required by Supplier.

iv.	Sign off on all hold points as appropriate and agreed upon as work progresses.

v.
Provide any unique or special information for consideration for rigging any Supplier provided component for unloaded or erection, to include but not limited to center of gravity, component weight, special instructions as to rigging attachment points or rigging configuration, and any other special handling instructions.

vi.	Ensure EPC Contractor has any required information regarding handling, storage, and maintenance of any Supplier provided components ninety (90) days in advance of delivery.

vii.
Provide a daily report detailing time of arrival on site, time of departure, inspections completed, results of inspections completed, deficiencies noted, suggested corrective actions, conversations between Supplier and EPC Contractor or Owner personnel, as well as any other pertinent observations regarding safety, quality, or progress.

EPC Contractor has relied upon Supplier’s field service representative(s) assigned or associated with this Project and any actions taken by EPC Contractor under the direction of any Supplier’s field service representatives shall be deemed to be authorized by Supplier. In the event Supplier’s field services representatives requires any part of the Project to be re-performed, modified or otherwise corrected by EPC Contractor to retain the rights and remedies afforded under this Agreement, including Supplier’s warranty obligations, which was originally performed in accordance with Supplier’s written requirements or the direction of Supplier’s field services representatives, those reasonable and direct costs incurred by EPC Contractor to perform the same shall be to Supplier’s account.
2.4    Sufficient Personnel. Supplier shall, at all times during the term of this Agreement, keep sufficient personnel employed so that the Work is completed in accordance with the terms and provisions of this Agreement.
2.5    Taxes. (a) Subject to the terms of Section 2.5(b), Supplier shall pay all existing and future Taxes relating to, or incurred in connection with, the Equipment and/or the performance of the Work, including, without limitation, (i) all sales, consumer, use, excise, value added and similar taxes related to, or incurred in connection with, the Equipment, the performance of the Work, and/or Supplier’s purchase of materials and services used by Supplier in manufacturing the Equipment, including services, consumables, construction aids and tools acquired and used by Supplier in conveying, storing or installing Equipment at the Site or supporting Supplier in such activities when the items are not incorporated into the Work and are not transferred to Owner upon completion of the Agreement, (ii) all duties, tariffs, customs, charges, levies and taxes (whether foreign or otherwise) related to the import or export of Equipment, (iii) all of Supplier’s income, net worth, gross receipts and franchise, business and professional taxes, duties, customs, charges, levies or tariffs (whether foreign or United States federal, state, local or other), including any state Tax which is in lieu of, or in substitution of, a state income tax, (iv) any withholding obligations, employment insurance and similar contributions and benefits required in relation to the employees of Supplier and its Subcontractors and any payroll or employment compensation taxes, social security tax, health care, pension and retirement contributions, FICA, accrued time off, or similar taxes or contributions for employees of Supplier and its Subcontractors and (v) any Tax imposed by a taxing authority outside of the State of Ohio, provided, however, that to the extent Supplier ships any Equipment to a storage facility in the United States pursuant to Section 17.3, Supplier shall not be responsible for any storage-related taxes assessed by the state in which the storage facility is located while such Equipment is in storage. The Contract Price includes the Taxes described in this Section 2.5(a) and, except as expressly provided in Section 2.16 with respect to a Change in Law, will not be increased with respect to any such Taxes, including any increase of any such Taxes, or with respect to any withholdings that Owner may be required to make in respect of any such Taxes.
(b)    Supplier represents and warrants that the Contract Price does not include or otherwise reflect any Ohio state or local sales or use taxes (such taxes being collectively referred to as the “Ohio Sales & Use Taxes”).To implement such exclusion of Ohio Sales & Use Taxes, Owner has certified by written notification to Supplier that the Equipment sold to Owner and installed or incorporated into the Work for transfer to Owner will retain the status of tangible personal property for Ohio tax purposes after transfer to Owner is completed. Owner has certified by written notification to Supplier that all such items of tangible personal property sold to Owner and installed or incorporated into the Work will be exempt from Ohio Sales & Use Taxes. As of the Effective Date, Owner has issued written certificates in accordance with the requirements of Ohio Revised Code Section 5739.03(B) and (C) (copies of which are attached hereto as Exhibit Q). Accordingly, it is the intent of Owner that no Ohio Sales & Use Taxes will be paid by Supplier or its Subcontractors on their purchase of the Equipment that remains part of the Work upon completion and that Supplier will not charge or seek reimbursement of Ohio Sales & Use Taxes from Owner on sales of the tangible personal property and services to Owner. Supplier agrees that Owner’s Exhibit Q sales tax certifications comply with Ohio Revised Code § 5739.03(B) and (C) and acknowledges prior receipt of the documents by executing this Agreement. Supplier shall use its best efforts to implement and effectuate the sales and use tax plan memorialized herein and within the certificates referenced by providing copies of the certificates and sharing relevant information to its Subcontractors and suppliers and vendors of Equipment to effectuate Owner’s Ohio Sales & Use Taxes exclusion from the Contract Price. If Owner’s exemption statement were deemed to be incorrect or challenged by the applicable taxing authority, any Ohio Sales & Use Taxes determined to be due and payable under applicable Law shall be Owner’s responsibility. Reimbursement of tax by Owner under this Section 2.5(b) shall require written notice to Owner that a tax audit is on-going and that the taxing authority intends to reject Owner’s certificate and assess tax against Supplier or a Subcontractor. Notice must be given by Supplier in a commercially reasonably time to allow Owner to participate in that part of the tax audit and to defend against any assessment threatened or formally issued.
(c)    Each Supplier Invoice shall break down in detail the aggregate amount reflected on such Supplier’s Invoice by separately listing and identifying each Equipment milestone and the major pieces of equipment associated with each such milestone and the amount of the charges related thereto. Owner shall request and Supplier shall make its best reasonable effort to provide additional information regarding each such Invoice to allow Owner to satisfy its obligations to pay Ohio Sales & Use Taxes as required under Ohio law and this Agreement, however such requests for additional information shall not relieve Owner of making payment in accordance with Section 6.6.
(d)    Owner and Supplier shall cooperate in good faith with each other, and shall use their commercially reasonably efforts, to reduce and defer the payment of Ohio Sales & Use Taxes and other Taxes relating to this Agreement and the Work, including taking advantage of applicable exemptions and consulting and cooperating in good faith with each other in order to effectively handle and contest any audit, examination, investigation, or administrative, court or other proceeding. In connection therewith, Supplier shall assign to Owner its rights to any refund of Ohio Sales & Use Taxes which have been paid or reimbursed by Owner to Supplier in order to enable Owner to contest the determination of taxability and recover any overpayment of such Ohio Sales & Use Taxes, and hereby agrees that it will execute any document reasonably requested by Owner to evidence the foregoing.
2.6    Permits. (a) Except for the Owner Permits (which Owner shall obtain), Supplier shall secure and pay for all Permits necessary to perform Supplier’s Work within a reasonable period of time following the Effective Date and, in any event, prior to performance of the relevant portion of the Work for which the applicable Permit is required (the “Supplier Permits”).

(b)    Supplier shall assist Owner in Owner’s endeavors to secure the Owner Permits and cooperate with Owner by providing information and support during any hearings in the process of obtaining such permits. In undertaking such assistance, Supplier shall not be obligated to incur out-of-pocket costs and expenses without reimbursement from Owner.
2.7    Requirements. Supplier shall, and shall cause each Subcontractor to, perform the Work in a good and workmanlike manner, using new materials, and in compliance with Prudent Practices, the Specifications, Laws, the Permits (including the Owner Permits) applicable to the performance of the Work, Applicable Codes and Standards, and all other terms, provisions and requirements of this Agreement (collectively, the “Requirements”). NOTWITHSTANDING SUPPLIER’S OBLIGATIONS TO COMPLY WITH ALL PERMITS, SUPPLIER’S SOLE OBLIGATIONS WITH RESPECT TO EMISSIONS LEVELS OF THE FACILITY ARE LIMITED TO ACHIEVING THE GUARANTEED EMISSIONS LEVELS AS SET FORTH IN AND AS LIMITED BY THE PERFORMANCE GUARANTEES. If there are any conflicts between or among the standards of performance derived from the Requirements, Supplier shall comply with the most stringent or, if there is no clear most stringent standard, shall promptly notify Owner of the conflict, in which case the Parties shall cooperate and negotiate in good faith such modifications to this Agreement as are necessary to resolve the conflict.
2.8    Subcontractors. Supplier may retain such Subcontractors as in Supplier’s reasonable judgment may be necessary to complete Supplier’s duties and obligations under this Agreement; provided, however, that (i) Supplier shall ensure that the Major Equipment and Services shall be procured from the corresponding pre-approved Subcontractors listed on Exhibit A, Attachment 13 and (ii) no such engagement shall relieve Supplier of any of its duties, responsibilities, obligations or liabilities under this Agreement. Any Subcontractor engaged for the Major Equipment and Services items who is not currently a pre-approved Subcontractor for the applicable portion of the Work as listed on Exhibit A, Attachment 13 shall be subject to Owner’s prior written approval. As between Owner and Supplier, Supplier shall be solely responsible for the acts, omissions and defaults of its Subcontractors and any other Persons for which Supplier or any of its Subcontractors are responsible. In addition, Supplier shall cause each of its Subcontractors to comply with the requirements of this Agreement that are applicable to such Subcontractor’s work as if such Subcontractor were Supplier hereunder. Nothing in this Agreement shall be construed to impose on Owner any obligation, liability or duty to a Subcontractor or any other Persons for which Supplier or any such Subcontractor is responsible, or to create any contractual relationship between any such Persons and Owner (including any obligation to pay or to see to the payment of any moneys due any such Persons). Except as otherwise expressly provided herein, no Subcontractor or any other Person for which Supplier or any such Subcontractor is responsible is intended to be nor shall be deemed a third party beneficiary of this Agreement. Supplier shall pay (or caused to be paid) its Subcontractors in accordance with the terms and conditions of the relevant agreement. Supplier shall promptly notify Owner in writing of any material dispute between Supplier and any Major Sub-Supplier which will or is reasonably likely to adversely affect the delivery or performance of the Work and provide a reasonable description thereof, which notice shall be treated as Confidential Information hereunder.

2.9    Independent Contractor. In performing its duties and obligations under this Agreement, Supplier shall, at all times, act in the capacity of an independent contractor, and shall not in any respect be deemed (or act as) an agent of Owner for any purpose or reason whatsoever.
2.10    Cleaning. Prior to the Final Completion Date, Supplier shall remove from the Site all of Supplier’s tools, equipment and debris (as well as that of its Subcontractors).
2.11    Transfer of Title & Risk of Loss. (a) Title to each portion of the Equipment shall pass from Supplier to Owner as follows:

(i)
As to each item of Equipment to be shipped from within the United States, upon Supplier making such item available for shipment from the warehouse or from the manufacturer’s facility and when such item departs from the warehouse or from the manufacturer’s facility, at which time it will be deemed to be introduced into the stream of interstate commerce.

(ii)
As to each item of Equipment to be shipped from within a country other than the United States, upon the earlier of (x) when such item has been cleared for export, at which time it will be deemed to be introduced into the stream of interstate commerce, or (y) if shipped from within the European Union, when such item departs from the territorial land, sea and overlying airspace of the sending country, as applicable.

(b)    Title to Services shall pass from Supplier to Owner as performed.
(c)    Supplier warrants that legal title to and ownership of the Equipment and Work shall transfer to Owner free and clear of any and all Liens, claims and defects in title. Supplier shall indemnify, defend and hold harmless Owner and each of the Owner Indemnified Parties from and against any loss, damage, claim, expense or cost (including, without limitation, court costs and reasonable attorneys’ fees) arising out of or relating to the breach of the foregoing warranty. The terms and provisions of this Section 2.11 shall survive the expiration or termination of this Agreement.
(d)    The passage of title to Owner shall not be deemed an acceptance or approval of any Equipment (or any Work), affect the allocation of risk of loss, or otherwise relieve Supplier of any obligation under this Agreement to provide and pay for transportation and storage in connection with the Equipment. Supplier retains the risk of loss of the Work until completion of Supplier’s Delivery obligations. Supplier shall be liable for any loss or damage, whenever and wherever occurring, that results from Supplier’s performance of any repair or replacement work on a Delivered component by Supplier, a Subcontractor, or any other individual or entity for whom Supplier is responsible.
(e)    Supplier, at its sole cost and expense, shall prepare all required import/export documentation or similar documentation that may be required by Owner prior to title transfer of any Equipment.

2.12    Supplier’s Representative. Supplier shall appoint a single representative to act as its manager and as the coordinator of this Agreement on Supplier’s behalf (the “Project Manager”). The Project Manager shall act as the liaison for Supplier’s communications with Owner and shall be responsible for providing all reports due under the Agreement to Owner. The Project Manager shall coordinate all activities of Supplier, including reporting activities, communication activities, and insurance procurement and administration.
2.13    Manufacturing and Shipment Progress. From and following issuance of the Notice to Proceed, Supplier shall provide Owner with monthly progress reports describing the status of the manufacturing and shipment of the Equipment. During the manufacturing of the Equipment, Owner shall be permitted, at its sole expense, upon reasonable advance notice and during regular business hours, to observe and inspect the manufacturing and assembly process for the Equipment at Supplier’s and its Subcontractors’ applicable manufacturing facilities, other than restricted areas where proprietary work that is a Supplier trade secret is being performed. In addition, Owner may observe and inspect any portion of the Work being performed at the Site at any time. Owner’s inspection of the Equipment or Work or its failure to inspect does not relieve Supplier of its obligation to fulfill the requirements of this Agreement, nor is it to be construed as acceptance by Owner. If Supplier becomes aware of any delays in the manufacture, assembly or shipment of any Equipment that could reasonably be expected to result in Supplier failing to deliver the Equipment to the Delivery Point by the relevant Guaranteed Delivery Date, Supplier shall promptly notify Owner of such delays and provide a reasonable estimate of their expected duration. In the event Owner reasonably believes that Supplier will not meet one or more Milestones within fourteen (14) days after the applicable date specified in the Milestone Schedule therefor, Owner may notify Supplier thereof in writing, and Supplier shall, (i) within fifteen (15) days following receipt of any such notice, provide to Owner a written plan detailing the steps Supplier will implement to remediate any such deviation from the Milestone Schedule, and (ii) promptly thereafter, implement such plan.
2.14    Quality Control Program. Supplier shall perform the Work in accordance with a quality assurance and control program complying with the Requirements, which program shall include factory test procedures applicable prior to final assembly and shipment of the Equipment. Owner shall be permitted, at its sole expense, to review such program to ensure compliance of the Work with the requirements of this Agreement.
2.15    Qualifications. Supplier and each of its Subcontractors shall at all times during performance of the Work be qualified and capable of performing the Work in accordance with the terms of this Agreement and shall hold all professional licenses and certifications required in connection therewith, which such licenses and certifications shall be maintained at Supplier’s sole cost and expense.
2.16    Legal Requirements. (a) Supplier shall comply, and shall cause its Subcontractors to comply, with all Permits, Laws and Applicable Codes and Standards which are applicable to the Work, the Facility and/or the Site and shall give all notices pertaining thereto.
(b)    Upon the occurrence of a Change in Law, Supplier shall be entitled to an equitable adjustment in the Contract Price and/or Milestone Schedule provided (i) Supplier notifies Owner in writing with ten (10) Days after Supplier becomes aware of any such Change in Law, (ii) as to a request for an equitable adjustment in the Contract Price, Supplier can demonstrate to the satisfaction of Owner, acting reasonably, that the Change in Law increased Supplier’s cost of performing the Work, and (iii) as to a request for an equitable adjustment in the Milestone Schedule, Supplier can demonstrate to the satisfaction of Owner, acting reasonably, that the Change in Law materially delayed the performance of the Work. Upon satisfaction by Supplier of the terms and conditions of this Section, Owner and Supplier shall exercise good faith efforts to agree on the extent to which the Work has been delayed and/or Supplier’s costs increased on account of any such Change in Law. Once the Parties have mutually agreed as to the extent of such impact, they shall enter into a Change Order reflecting their agreement as to the equitable adjustment in the Milestone Schedule and/or Contract Price. If the Parties are unable to agree upon an equitable adjustment in the Milestone Schedule and/or Contract Price, then such matter shall be resolved in accordance with Article 18. Prior to the Notice to Proceed, Supplier will provide confirmation to Owner (within ten (10) Business Days of Owner’s request therefor) that, to the best of Supplier’s knowledge, there has been no Change in Law that adversely affects the performance by Supplier of its obligations hereunder other than as previously notified to Owner in writing, or disclosing to Owner with reasonable specificity any then applicable Change in Law.
2.17    Cooperation of Supplier. Supplier acknowledges that, concurrently with the performance of the Work, Owner, EPC Contractor and Owner’s other separate contractors will be performing construction work and services at the Site. During performance of any Work at the Site, Supplier shall not (and shall cause its Subcontractors not to) unreasonably interfere with Owner, EPC Contractor or Owner’s other separate contractors and shall cooperate (and shall cause its Subcontractors to cooperate) with Owner, EPC Contractor and each other separate contractor in the performance of their respective duties.
2.18    Rules & Regulations. During performance of any Work at the Site, Supplier, its Subcontractors and their respective agents and employees shall observe all pertinent and reasonable Site, safety and health rules and regulations issued by Owner or EPC Contractor, including those relating to passes, badges and conduct on the Site.
2.19    Periodic Reports & Meetings. (a) Supplier shall prepare and submit to Owner a monthly status report, which report shall be prepared in a manner and format reasonably satisfactory to Owner and shall include, but shall not be limited to, (i) an executive summary and a detailed description of the progress of the Work, including a critical path chart illustrating the progress which has been made, and (ii) an updated report as to Supplier’s adherence to the Milestone Schedule, and specifically addressing whether the Work is on schedule or behind schedule, and actions being taken to correct schedule delays.
(b)    Supplier will schedule and conduct a CKOM. Throughout the duration of this Agreement, the Owner’s Manager shall be entitled to schedule and conduct weekly meetings between Supplier, Owner, EPC Contractor, Owner’s other separate contractors, and any other parties designated by Owner for the purpose of discussing the status of the Facility.
2.20    No Liens. (a) Supplier shall not assume, create or suffer to exist or be created any Lien on (i) the Site, the Facility, or any portion thereof (including the Equipment after title to the same has transferred to Owner), by, through or under Supplier, any Subcontractor, or any of their respective employees, or (ii) any other property of Owner by, through or under Supplier, any Subcontractor, or any of their respective employees; provided, however, the foregoing shall not apply to Liens (including mechanics’ liens, suppliers’ liens, materialmen’s liens or other similar liens) filed, recorded or asserted by or through Supplier, its Subcontractors, or any of their respective employees due to Owner’s non-payment of amounts properly due and payable to Supplier under this Agreement (the “Permitted Liens”).
(b)    If there arises a Lien by, through or under Supplier, any Subcontractor or any of their respective employees that violates Supplier’s obligations under Section 2.20(a), then Supplier shall:

(i)	promptly, following receipt of written notice of such Lien or of Supplier’s becoming aware of the assertion of such Lien, provide written notice thereof to Owner; and

(ii)
as soon as reasonably practicable, but in no event later than fifteen (15) days after the date that Supplier receives written notice that such Lien was filed, recorded or asserted, or otherwise becomes aware of such Lien, either (x) pay or discharge, and discharge of record, any such Lien, (y) pay the appropriate amount into a court of competent jurisdiction in order to have the Lien vacated of record, or (z) provide, at Supplier’s option, either a bond or letter of credit from a surety or commercial bank reasonably acceptable to Owner to protect against such Lien (which bond or letter of credit shall be in form, substance and amount sufficient (after satisfying all procedural and substantive requirements therefor under applicable Law) to discharge such Lien such that it is neither enforceable against Owner nor any asset of Owner and to permit Owner to obtain title insurance with no exceptions for such Lien). Notwithstanding the foregoing, Supplier shall in any event discharge, release and remove of record any such Lien no later than the date that is the earliest to occur of: (a) ten (10) Business Days prior to the date the existence of such Lien would give rise to a default under any financing documents or similar agreements Owner or, with respect to the Facility, any of its Affiliates has entered into with any Lenders, as determined by Owner and communicated to Supplier no less than fifteen (15) days prior to the date such default would otherwise arise; (b) five (5) Business Days following the date that the claimant under any such Lien commences procedures to foreclose upon such Lien; (c) ten (10) Business Days after the date Owner notifies Supplier of a request or demand from a Lender that such Lien be discharged, released and removed of record; and (d) the date the final progress payment is due to Supplier hereunder.

(c)    Upon the failure of Supplier to perform its obligations under Section 2.20(b), Owner may, but shall not be obligated to, either (i) obtain a bond, letter of credit or other security for such Lien and, upon posting of such security therefor, shall be entitled to recover promptly from Supplier the reasonable costs and expenses incurred by Owner in connection therewith, or (ii) offset the amount of any such Lien from any amounts otherwise due to Supplier hereunder or draw upon any letter of credit provided by Supplier hereunder and thereafter pay, release, satisfy and discharge such Lien. Additionally, if Supplier fails to perform its obligations under this Section 2.20, Supplier shall indemnify, defend and hold harmless Owner and each of the Owner Indemnified Parties from and against any costs and expenses incurred by Owner in releasing, discharging and satisfying any such Lien (including, without limitation, any reasonable attorneys’ fees and court costs). The terms and provisions of this Section 2.20 shall survive the expiration or termination of this Agreement.
2.21    Books and Records. Supplier shall keep and maintain books, records and accounts showing payments made to Supplier by Owner for Work performed on a time and materials basis or other non-fixed price basis (together with supporting documentation). Such books, records and accounts shall be maintained by Supplier for at least five (5) years after the Final Completion Date.
2.22    O&M Manual. Supplier shall submit the Operation & Maintenance Manual to Owner within sixty (60) days after the shipment of the last Equipment Package. Unless required by applicable Law, Supplier agrees that neither the Operation & Maintenance Manual (nor any updates or amendments to the Operation & Maintenance Manual, including any service bulletins) shall materially adversely impact the performance, safety or the expected lifetime of the Equipment. Any such updates or amendments shall be sent to Owner in a timely manner. In addition, Supplier agrees that the Operation & Maintenance Manual (and any updates or amendments to the Operation & Maintenance Manual, including any service bulletins) shall comply with Prudent Practices and be consistent with applicable Laws.
2.23    Special Tools. Supplier shall provide all special tools and jacking/lifting devices identified on Exhibit A (Attachment 15-04) necessary for the assembly, erection, installation, start-up, commissioning and testing of the Equipment (the “Special Tools”). Supplier shall deliver the Special Tools to the Site at least ten (10) days prior to the first delivery of Equipment to the Delivery Point.
2.24    Training. Supplier shall, at a mutually agreed time on or before the date that is ninety (90) days prior to the date Owner reasonably believes Mechanical Completion will be achieved, commence a training program for Owner’s (and its operator’s) personnel in relation to the operation and maintenance of the Power Island. Such program shall be in accordance with the terms of Section 01100.1.5 in Exhibit A, and shall, in any event, consist of the provision of training manuals and technical assistance, and the conducting of classroom and hands-on instruction. Supplier shall complete all such training on or before the Mechanical Completion Date or such other date as mutually agreed by the Parties in writing.
2.25    Spare Parts List. On or before the date which is one hundred and eighty (180) days prior to the date Owner reasonably believes Mechanical Completion will be achieved, Supplier shall provide Owner with a list of spare parts necessary to operate and maintain the Equipment for a period of two (2) years after the Mechanical Completion Date, which list shall identify such parts by type, quantity, and the estimated costs for the same.
2.26    Hazardous Substances. (a) Supplier shall transport and handle all Hazardous Substances that Supplier or any of its Subcontractors bring to the Site in accordance with all applicable Environmental Laws. Supplier and its Subcontractors shall label Hazardous Substances that each brings to the Site and shall train their personnel in the safe usage and handling of such Hazardous Substances, including any training that is required by applicable Laws. Except as expressly provided in the last sentence of Section 2.26(b), Supplier shall bear all costs and expenses and shall be solely liable for any reporting, response, removal, transportation, disposal, investigation, cleanup or other investigatory, remedial, or corrective action (in all cases by licensed, insured, competent and professional contractors in a safe manner and in accordance with applicable Laws) required by any applicable Laws, including Environmental Laws, as a result of any Hazardous Substances that are brought on, transported to, handled, treated, released, generated, disposed, discharged, used or stored on or at the Site by Supplier or any of its Subcontractors, provided that with respect to releases or discharges, costs, expenses and liabilities shall be limited to those caused or exacerbated by the acts or omissions of Supplier or its Subcontractors. Supplier shall indemnify, defend and hold harmless Owner and each of the Owner Indemnified Parties from and against any and all Losses resulting from any release or discharge of any Hazardous Substances brought on the Site by Supplier or its Subcontractors and any response, removal, cleanup or other remedial action required by applicable Environmental Laws as a result thereof. As between Owner and Supplier, Owner shall be liable (and shall arrange) for the reporting, response, removal, transportation, disposal, investigation, cleanup or other investigatory, remedial, or corrective action (in all cases by licensed, insured, competent and professional contractors in a safe manner and in accordance with applicable Laws) required by any applicable Laws, including Environmental Laws, as a result of any Hazardous Substances existing at the Site as of the Effective Date (unless the same has been released or discharged at the Site by Supplier or any of its Subcontractors). Owner shall indemnify, defend and hold harmless Supplier and each of the Supplier Indemnified Parties from and against any and all claims, causes of action, proceedings, demands, or suits of any third party resulting from any Hazardous Materials which (i) were present on the Site prior to the commencement of Supplier’s Work or are brought onto the Site by Owner, its contractors or subcontractors (other than Supplier and its Subcontractors and any other Person for whom Supplier is responsible) after the commencement of Supplier’s Work and/or (ii) improperly handled or disposed of by Owner. The terms and provisions of this Section 2.26 shall survive the expiration or termination of this Agreement.

(b)    Throughout performance of the Work, Supplier and its Subcontractors shall conduct all operations in such a way as to minimize impact upon the natural environment and prevent any release or spread of Hazardous Substances. In the event Supplier or its Subcontractors encounter at the Site any material reasonably believed to be a Hazardous Substance and not arising as a result of the performance of the Work, Supplier and its Subcontractors shall take reasonable precautions to avoid exacerbating any such Hazardous Substance and immediately stop work in the affected area and notify Owner of the condition. Pending receipt of written instructions from Owner, Supplier shall not resume Work in the affected area. If any such Hazardous Substance directly cause a demonstrated increase in Supplier’s cost to perform the Work or the time required for performance of any part of the Work, an equitable adjustment shall be made in the Contract Price and schedule. Owner shall be responsible for the disposal of any excess or partially used Hazardous Substances produced or generated during the course of Supplier’s Services at the Site (other than Hazardous Substances released or discharged at the Site by reason of the acts or omissions of Supplier or its Subcontractors, which shall be Supplier’s responsibility).
2.27    Product Bulletins. From the date of Delivery of the CT Package until the expiration of the Warranty Period or any Additional Warranty Period, as applicable, Supplier shall inform

Owner of all technical modifications to the CT Package that are not optional product optimizations, but the implementation of which are categorized by Supplier as “mandatory”, by promptly issuing to Owner a bulletin as to such modifications (each, a “Product Bulletin”). As to any Product Bulletin that is applicable to the CT Package during the preceding period, Supplier shall perform the modifications required by such Product Bulletin at its sole cost and expense. Such work by Supplier shall constitute Work under this Agreement and shall be (i) performed in accordance with the warranty provisions and other standards applicable to Work under this Agreement and (ii) subject to the warranty obligations and limitations provided in this Agreement.
ARTICLE 3

OWNER
3.1    Owner’s Manager. Owner shall appoint a single representative to act as its manager and as the coordinator of this Agreement on Owner’s behalf (the “Owner’s Manager”). The Owner’s Manager shall act as the liaison for Owner’s communications with Supplier. The Owner’s Manager shall coordinate all activities of Owner, including reporting activities, communication activities, and insurance procurement and administration. Only those directives issued in writing by the Owner’s Manager that do not amend or modify any of the provisions of this Agreement shall be binding upon Owner, it being expressly agreed by Supplier that no oral communications by the Owner’s Manager nor any written communications by the Owner’s Manager that would amend or modify any provision of this Agreement shall be binding upon Owner.
3.2    Operating Personnel. Owner shall provide the operating personnel necessary to commence the initial operation of the Facility (i.e., the start-up and commissioning of the Facility) and to conduct the Performance Test.
3.3    Records. Owner shall keep proper records of the operation and maintenance of the Facility during the Warranty Period or any Additional Warranty Period, as applicable. These records shall be kept in the form of log-sheets and copies shall be submitted to Supplier upon its request.

ARTICLE 4

SCHEDULE
4.1    Commencement. Supplier shall commence the performance of its obligations under this Agreement upon its receipt of the Notice to Proceed, and shall thereafter perform the Work in accordance with the Milestone Schedule; provided, however, that Supplier has commenced performance of the LNTP Work pursuant to the LNTP Letter Agreement.
4.2    Document Packages & Liquidated Damages for Delay. (a) Supplier shall deliver to Owner the drawings and other documents comprising each Document Package by the applicable Document Deadline (which Document Deadlines may be adjusted in accordance with the terms and provisions of this Agreement).

(b)    The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur should Supplier fail to deliver certain Document Packages to Owner by the applicable Document Deadline. Accordingly, if Supplier fails to deliver to Owner by the applicable Document Deadline any of the Document Packages identified on Exhibit A, Attachment 2 as being subject to Documents Liquidated Damages, then Owner shall be entitled to recover from Supplier as liquidated damages for any such delay, and not as a penalty, $[***] per day for each day after the applicable Document Deadline until the date the corresponding Document Package is delivered to Owner (the “Documents Liquidated Damages”). Supplier’s maximum aggregate liability for Documents Liquidated Damages shall not exceed [***] Dollars ($[***] USD).
It is acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to Supplier’s failure to deliver a Document Package to Owner by the applicable Document Deadline and to no other duty or obligation of Supplier. It is further acknowledged and agreed by the Parties hereto that (i) other than Owner’s right to terminate this Agreement for a Supplier Default under Section 16.1(vii) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for Supplier’s failure to deliver a Document Package to Owner by the applicable Document Deadline, and (ii) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Supplier fails to deliver a Document Package to Owner by the applicable Document Deadline.
4.3    Delivery of Equipment & Liquidated Damages for Delay. (a) Supplier shall Deliver each Major Component and Minor Component to the Delivery Point by the Guaranteed Delivery Date corresponding to each such Major Component and Minor Component as provided in the Milestone Schedule (which Guaranteed Delivery Dates may be adjusted in accordance with the terms and provisions of this Agreement). Such Delivery shall be made on Supplier’s arriving means of conveyance, not unloaded.
(b)    Supplier shall pack or cause to be packed the Equipment in a commercially reasonable manner to accommodate transportation and delivery to the Delivery Point (i.e., so as to deliver the Equipment in a clean, new and undamaged condition). Supplier shall appoint a designated logistics coordinator to coordinate all transportation and logistics activities required to be performed by Supplier under this Agreement. Owner may contact Supplier’s Project Manager from time to time for updates on the Delivery schedule and current location of the Equipment. From the first date that Equipment is shipped by Supplier until the date that all Equipment has been delivered to the Delivery Point, Supplier shall provide a weekly report detailing the status (including any actual or expected delays in transportation) and location of Equipment that is in transit to the Delivery Point. Supplier shall provide Owner with seven (7) days (on an estimated basis) advance written notice of the date of delivery of any Equipment to the Delivery Point such that Owner can arrange for the unloading of any Equipment at the time of delivery to the Delivery Point.
(c)    Supplier acknowledges and agrees that it shall not be permitted to deliver any Equipment to the Delivery Point earlier than forty-five (45) days in the case of the Major Components and thirty (30) days in the case of the other Equipment prior to the corresponding Guaranteed Delivery Date (or prior to such other date as the Parties may mutually agree in writing), provided that Supplier shall notify Owner of any anticipated Delivery of the Major Components prior to thirty (30) days of prior to the corresponding Guaranteed Delivery Date in accordance with the advance notice requirements to be established by Supplier and Owner during the CKOM.
(d)    When Supplier believes that it has Delivered a Major Component or Minor Component to the Delivery Point, Supplier shall so notify Owner (a “Delivery Notice”). Within five (5) Business Days after Owner’s receipt of a Delivery Notice, Owner shall inspect the Major Component or Minor Component in question and shall either (x) notify Supplier that the Major Component or Minor Component has been Delivered, or (y) if Owner believes that the Major Component or Minor Component has not been Delivered, notify Supplier of such belief and the reasons for such belief. If Supplier receives written notice from Owner pursuant to clause (d)(x) above, the corresponding Major Component or Minor Component shall be deemed Delivered as of the date of issuance of Supplier’s Delivery Notice. In the event Owner provides written notice that Delivery of the applicable Major Component or Minor Component has not been achieved, Supplier shall, at its sole cost and expense, promptly correct and/or remedy the defects, deficiencies and other conditions which so prevent Delivery of such Major Component or Minor Component. Upon completion of any such corrective and/or remedial actions, Supplier shall resubmit its Delivery Notice stating that it believes Delivery has been achieved and the foregoing procedures shall be repeated until Delivery of the applicable Major Component or Minor Component has in fact been achieved. For the sake of clarity, when it is ultimately determined that Delivery of a Major Component or Minor Component has occurred, the date of Delivery of such Major Component or Minor Component for purposes of calculating Delivery Liquidated Damages shall be deemed the date Supplier sent the corresponding Delivery Notice to Owner (and not the date upon which Owner confirms such Delivery). Additionally, the days between Supplier’s issuance of a Delivery Notice and Owner’s first written notice that Delivery has not been achieved shall not be included in the calculation of Delivery Liquidated Damages; provided, however, that from and after the first time that Owner delivers a written notice that Delivery has not been achieved for any Major Component or Minor Component, then the days between Supplier’s issuance of any subsequent Delivery Notice (whether relating to the same Major Component or Minor Component or a different Major Component or Minor Component) and Owner’s written notice that Delivery has not been achieved (whether relating to the same Major Component or Minor Component or a different Major Component or Minor Component) shall be included in the calculation of Delivery Liquidated Damages.
(e)    The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur should Supplier fail to Deliver a Major Component or Minor Component by the applicable Guaranteed Delivery Date. Accordingly, if Supplier fails to Deliver any Major Component or Minor Component by the corresponding Guaranteed Delivery Date, then Owner shall be entitled to recover from Supplier as liquidated damages for any such delay, and not as a penalty, the following amounts per day for each day after the applicable Guaranteed Delivery Date until the date the corresponding Major Component or Minor Component is Delivered (the “Delivery Liquidated Damages”):

In the case of each Major Component, $[***] per day of delay per each Major Component, and in the case of each Minor Component, $[***] per day of delay per each Minor Component; provided, however, Supplier’s aggregate liability for Delivery Liquidated Damages shall not exceed (y) $[***] per day for the first thirty (30) days of delay in the aggregate (i.e., for this purpose, any day on which any Major Component, Minor Component is delayed shall constitute a day of delay that is counted against such thirty (30) day cap) and (z) $[***] per day for any subsequent days of delay.
It is acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to Supplier’s failure to Deliver a Major Component or Minor Component by the applicable Guaranteed Delivery Date and to no other duty or obligation of Supplier. It is further acknowledged and agreed by the Parties hereto that (i) other than Owner’s right to terminate this Agreement for a Supplier Default under Section 16.1(a)(vii) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for Supplier’s failure to Deliver a Major Component or Minor Component by the corresponding Guaranteed Delivery Date, and (ii) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Supplier fails to Deliver a Major Component or Minor Component by the corresponding Guaranteed Delivery Date.
Notwithstanding the foregoing, Delivery Liquidated Damages shall not accrue with respect to a Major Component or Minor Component if (i) on any day in which Delivery of such package has been delayed, the foundation corresponding to such Major Component is not Foundation Ready due to a cause not attributable to an exercise by Owner of its rights under this Agreement in response to Supplier’s failure to meet its obligations under this Agreement or (ii) when Delivered, there is minor damage or a minor defect to such Major Component or Minor Component, the repair or remedy of which would not materially affect in any way the installation of such Major Component or Minor Component or Supplier’s or EPC Contractor’s construction, start-up and commissioning schedule, and as to which Supplier has submitted to Owner a proposed remedial plan and timeline to correct such damage or defect. Owner agrees to review and provide preliminary feedback on Supplier’s proposed remedial plan within a reasonable period after receipt thereof, and thereafter the Parties agree to work diligently towards the finalization of a remediation plan reasonably acceptable to Owner and the EPC Contractor. Upon finalization of such remedial plan, Supplier shall commence promptly and diligently pursue to completion such remedial plan, and Supplier shall minimize interference with EPC Contractor’s work while performing Supplier’s remedial plan.
4.4    Mechanical Completion. When Mechanical Completion of the Facility has been achieved, Owner shall promptly thereafter notify Supplier of the same (as well as the date when Mechanical Completion was in fact achieved).
4.5    Substantial Completion & Liquidated Damages for Delay.
(a)    Supplier shall deliver to Owner a proposed Punch List not later than fifteen (15) days prior to the anticipated date of Substantial Completion, and Owner agrees to review and provide preliminary feedback on Supplier’s proposed Punch List within a reasonable period after receipt thereof, and thereafter the Parties agree to work diligently towards the finalization of a Punch List reasonably acceptable to Owner. Provided that the other conditions to Substantial Completion have been satisfied, Substantial Completion will occur notwithstanding that the Punch List items remain to be completed by Supplier, provided that Supplier shall commence promptly and diligently pursue to completion such Punch List items, and Supplier shall minimize interference with Owner’s commercial operation of the Equipment while performing any Punch List work after the Substantial Completion Date.
(b)    Supplier shall deliver to Owner its proposed estimate of Substantial Completion Liquidated Damages with reasonable supporting documentation not later than fifteen (15) days prior to the anticipated date of Substantial Completion, and Owner agrees to review and provide preliminary feedback on Supplier’s estimate within a reasonable period after receipt thereof. Supplier shall provide Owner with any other information reasonably requested by Owner to enable Owner to make its good faith estimate of Substantial Completion Liquidated Damages. Owner’s good faith estimate of Substantial Completion Liquidated Damages shall be used for purposes of determining the proper face amount of LOC-3 to be delivered by Supplier in accordance with clause (xii) of the definition of Substantial Completion.
(c)    When Supplier believes that Substantial Completion has been achieved, Supplier shall so notify Owner and Owner’s Engineer in writing and shall deliver a draft Certificate of Substantial Completion to Owner. Immediately thereafter, Owner shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Substantial Completion has in fact been achieved. Within five (5) Business Days after the receipt of Supplier’s notice to Owner, Owner shall either (i) notify Supplier that Substantial Completion has been achieved, or (ii) notify Supplier that Substantial Completion has not been achieved and stating the reasons therefor. In the event Owner provides written notice that Substantial Completion has been achieved, Supplier and Owner shall execute a “Certificate of Substantial Completion”, attached hereto as Exhibit N, establishing and identifying the Substantial Completion Date. In the event Owner provides written notice that Substantial Completion has not been achieved, Supplier shall (subject to the terms of Article 5), at its sole cost and expense, and as part of the Work, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Substantial Completion. Upon completion of any such corrective and/or remedial actions, Supplier shall resubmit its notice stating that it believes that Substantial Completion has been achieved and the foregoing procedures shall be repeated until Substantial Completion has in fact been achieved. For the sake of clarity, when it is ultimately determined that Substantial Completion has been achieved, the Substantial Completion Date for purposes of calculating Substantial Completion Liquidated Damages shall be deemed the date Supplier sent the corresponding notice to Owner pursuant to this Section (and not the date upon which Owner confirms Substantial Completion has been achieved). Additionally, the days between Supplier’s notice to Owner and Owner’s first written notice to Supplier that Substantial Completion has not been achieved shall not be included in the calculation of Substantial Completion Liquidated Damages; provided, however, that from and after the first time that Owner delivers a written notice to Supplier that Substantial Completion has not been achieved, then the days between Supplier’s issuance of any subsequent notice that it believes Substantial Completion has been achieved and Owner’s written notice that Substantial Completion has not been achieved shall be included in the calculation of Substantial Completion Liquidated Damages.

(d)    The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur if Supplier fails to achieve Substantial Completion during or by the end of the Access Period. Accordingly, if after the Access Period Supplier fails to achieve Substantial Completion, then Owner shall be entitled to recover from Supplier as liquidated damages for any such delays, and not as a penalty, the following amounts per day for each day after the last Access Day until the date Substantial Completion is achieved (the “Substantial Completion Liquidated Damages”):

(i)	$[***] per day for the first fifteen (15) days of delay;

(ii)	$[***] per day for the next thirty (30) days of delay; and

(iii)	$[***] per day for any subsequent days of delay.
It is acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to the failure of Supplier to achieve Substantial Completion during or by the end of the Access Period, and to no other duty or obligation of Supplier (including, without limitation, Supplier’s obligation to properly complete the Work). It is further acknowledged and agreed by the Parties hereto that (A) other than Owner’s right to terminate this Agreement for a Supplier Default under Section 16.1(a)(vii) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for the failure of Supplier to achieve Substantial Completion during or by the end of the Access Period, and (B) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Substantial Completion is not achieved during or by the end of the Access Period.
4.6    Final Completion. Upon achievement of Substantial Completion, Supplier shall be required to complete any and all Work required to achieve Final Completion, in a manner consistent with the operational requirements of the Facility as directed by Owner. Supplier shall schedule and coordinate with Owner any Work, including support of Performance Testing, required to achieve Final Completion to minimize any adverse impact on Owner’ ability to operate the Facility. When Supplier believes that it has achieved Final Completion, Supplier shall so notify Owner and Owner’s Engineer in writing and shall deliver a draft Certificate of Final Completion to Owner. Immediately thereafter, Owner shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Final Completion has in fact been achieved. Within seven (7) Days after the receipt of Supplier’s notice, Owner shall either (i) notify Supplier that Final Completion has been achieved, or (ii) notify Supplier that Final Completion has not been achieved and stating the reasons therefor. In the event Owner provides written notice that Final Completion has been achieved, Supplier and Owner shall execute a “Certificate of Final Completion”, attached hereto as Exhibit O establishing and identifying the Final Completion Date. In the event Owner provides written notice that Final Completion has not been achieved, Supplier shall, at its sole cost and expense, and as part of the Work, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Final Completion. Upon completion of such corrective and/or remedial actions, Supplier shall resubmit its notice stating that it believes Final Completion has been achieved and the foregoing procedures shall be repeated until Final Completion has in fact been achieved.
ARTICLE 5

PERFORMANCE TESTING & PERFORMANCE GUARANTEES
5.1    Performance Guarantee. Supplier guarantees that the Power Island shall successfully achieve all of the Performance Guarantees in connection with a Completed Performance Test in which all of the Minimum Performance Criteria are also achieved.
5.2    Start-Up, Commissioning & Supplier Commissioning Work; Access Days. (a) After the Mechanical Completion Date, Owner’s operating personnel shall, under the EPC Contractor’s observation, direction and supervision (along with the technical advice of Supplier), commence the initial operation of the Facility (i.e., the start-up and commissioning of the Facility), and shall, under the EPC Contractor’s observation, direction and supervision (along with the technical advice of Supplier), continue with such operation during the performance of the Performance Test.
(b)    Supplier shall properly complete the Supplier Commissioning Work within the Access Period. Supplier acknowledges, understands and agrees that the EPC Contractor will be performing those services and activities referenced in Section 5.2(a) at the same time that Supplier will be performing the Supplier Commissioning Work and Supplier shall account for such simultaneous activities in its planning for the performance of the Supplier Commissioning Work. Notwithstanding the foregoing, in the event Supplier is unable to perform the Supplier Commissioning Work on any portion of any Access Day solely by reason of interference caused by the EPC Contractor’s start-up and commissioning of any part of the Facility, including but not limited to steam chemistry cleanup, outages for screen removal, screen cleaning and water wash, testing and setting of relief and safety valves, balance of plant and Facility-wide functional testing, performance testing and reliability testing, then if such inability would invalidate or materially reduce the efficacy of the Supplier Commissioning Work otherwise performed on such Access Day, then such day shall not count as an Access Day (or, if such inability does not invalidate or materially reduce the efficacy of the Supplier Commissioning Work otherwise performed on such Access Day, then only the portion of such day to which the interference relates shall not be credited as an Access Day and Supplier shall be entitled to use such portion on another day within the Access Period) (but only if Supplier notifies Owner in writing of any such interference within twenty-four (24) hours of such occurrence and Owner, acting reasonably, concurs with Supplier’s claim).
(c)    During the Access Period, Owner shall ensure the following to the extent necessary for Supplier to perform the Supplier Commissioning Work:

(i)	The continuous availability of all fuels, lubricants, operating supplies and electrical backfeed;

(ii)	Owner’s operating personnel (provided Supplier has trained such personnel as provided in this Agreement) are available for operation of the Facility;

(iii)	Operation of the Facility at the times and at the loads reasonably requested by Supplier;

(iv)	Craft labor and management support are available if needed to undertake corrective work to the Facility;

(v)
Supplier will have reasonable access to the Power Island to the extent necessary for Supplier to perform the Supplier Commissioning Work, including priority access to specific plant work areas, station cranes and similar equipment;

(vi)	The most current copy of the Facility start-up schedule is available to Supplier; and

(vii)	A copy of the control room log is available to Supplier.
(d)    Supplier shall be provided a total (not necessarily consecutive) of forty-five (45) Access Days in the aggregate, after the date such Equipment has achieved “Ready for First Fire” requirements (the “Access Period”) without incurring any responsibility for payment of Substantial Completion Liquidated Damages for delay in achieving Substantial Completion. If Owner is unable or fails to provide the required number of Access Days prior to the Guaranteed Substantial Completion Date, then Supplier shall have no liability to Owner for Substantial Completion Liquidated Damages in these circumstances until Owner has provided Supplier with the required number of Access Days. The Parties will actively participate in the coordination and scheduling of commissioning activities and performance and equipment testing-related activities to achieve Substantial Completion in an organized, effective and efficient manner to minimize the impact of delays for the achievement of Substantial Completion including implementing reasonable workarounds to progress commissioning and testing activities. The Access Days (A) may be expended individually or in any particular grouping(s) of days, not necessarily consecutive, (B) must be coordinated in advance with the EPC Contractor including during the regular site coordination meetings, with Supplier giving advance request for application of such Access Days, (C) shall not be required to be used on days when the critical path schedule is delayed due to Owner or EPC Contractor’s work and (D) in the event that Supplier performs Supplier’s Commissioning Work on a day during a planned outage which was scheduled in accordance with Owner’s or EPC Contractor's schedule for commissioning activities, such day shall not be considered an Access Day (provided that neither Owner nor EPC Contractor shall be obligated to permit Supplier’s Commissioning Work on a day during a planned outage if such Supplier’s Commissioning Work would interfere or be inconsistent with the purpose for the planned outage).
5.3    Performance Test. As soon as practicable after the proper completion of the Supplier Commissioning Work, the EPC Contractor shall conduct the Performance Test in order to determine if the Power Island meets the Minimum Performance Criteria and the Performance Guarantees. As soon as reasonably practicable following the performance of any Performance Test, Owner shall submit to Supplier a detailed report explaining and analyzing the Performance Test and the results obtained.
5.4    Procedures Upon Failure. (a) Owner shall cause the EPC Contractor to perform, and re-perform, the Performance Test until all of the Minimum Performance Criteria have been successfully achieved in connection with a Completed Performance Test. In confirmation and furtherance of the foregoing, Supplier covenants and agrees that its obligation to assure that the Power Island so achieves the Minimum Performance Criteria in connection with a Completed Performance Test is absolute (and that Supplier shall, at its sole cost and expense, implement all corrective and/or remedial measures until the Minimum Performance Criteria are in fact achieved in connection with a Completed Performance Test). Supplier shall do all things necessary to achieve the Minimum Performance Criteria notwithstanding that the amounts incurred by Supplier to do so may exceed the Contract Price.
(b)    If, after the performance of the initial Completed Performance Test, the Power Island fails to meet or exceed the Minimum Performance Criteria, Supplier shall, at Supplier’s sole cost and expense and within ninety (90) days thereafter correct and/or remedy the defects, deficiencies and other conditions which so prevent such performance levels. Upon completion of any such corrective and/or remedial actions, Supplier shall notify Owner. As soon as reasonably practicable after Owner’s receipt of such notice, Owner shall (or shall cause the EPC Contractor) to re-perform the Performance Test. The foregoing procedures shall be repeated until the Power Island achieves the Minimum Performance Criteria in connection with a Completed Performance Test. Owner shall supply the natural gas, water and utilities and operators necessary for conducting Performance Tests and retests, and consumables required for normal operation of the Facility. Supplier shall not be responsible for the costs of fuel or consumables required for normal operation of the Facility, nor the cost of normal operating personnel required to conduct any test or retest. Supplier shall pay for test personnel, test equipment and testing consumables for retests.
(c)    In the event Supplier fails to fulfill its obligations under this Agreement that are conditional to Substantial Completion, Supplier will not be entitled to pay Performance Liquidated Damages in lieu of achieving the Minimum Performance Criteria and must continue to diligently pursue achievement of Substantial Completion and achievement of the Minimum Performance Criteria.
5.5    Minimum Performance Criteria Achieved. After the EPC Contractor has performed a Completed Performance Test in which the Minimum Performance Criteria have been achieved (the “First Completed Minimum Performance Test”) but the Performance Guarantees have not been achieved in their entirety, Supplier shall be granted a mutually agreed upon number of days during the one hundred eighty (180) day period after completion of the First Completed Minimum Performance Test (but in no event later than one hundred eighty (180) Days after the Guaranteed Substantial Completion Date) (the “Cure Period”) to correct and/or remedy the defects, deficiencies and other conditions which so prevent achievement of the guaranteed performance levels, and Supplier, at its expense, shall promptly: (i) commence and complete corrective measures to rectify the cause of such failure, including correcting defects or deficiencies in the Work (including redesign and replacement of any defective parts), and (ii) make any necessary adjustments. Upon completion of any such corrective and/or remedial actions, Supplier shall notify Owner. As soon as reasonably practicable after Owner’s receipt of such notice, Owner shall (or shall cause the EPC Contractor to) re-perform the Performance Test. Supplier may request Owner to re-perform the Performance Test on no more than three (3) occasions during the Cure Period. After a Performance Test that fails to demonstrate that all Performance Guarantees have been achieved, the costs of any subsequent retesting performed by Owner or the EPC Contractor and test personnel, test equipment, natural gas, water, utilities and testing consumables shall be borne as provided in Section 5.4(b). Supplier recognizes that Owner will be commercially operating the Facility during the Cure Period and Supplier will make all reasonable efforts to minimize the downtime or curtailed operation of the Facility during the Cure Period. To the extent that Supplier reasonably needs an outage or to curtail operation during the Cure Period on a permitted Access Day, and Owner needs to keep the Facility in full service because of peak energy demands, and continued operation of the Facility is not a safety or potential damage related concern, then Supplier and Owner may mutually agree to an equitable extension of the Cure Period based on a mutually approved remediation plan. If, upon expiration of the Cure Period, the Power Island has not successfully achieved all of the Performance Guarantees in connection with a Completed Performance Test in which all of the Minimum Performance Criteria were also achieved, then Supplier shall pay Owner Performance Liquidated Damages on the basis of the last Completed Performance Test in which the Minimum Performance Criteria were achieved (the “Last Completed Performance Test”; it being acknowledged and agreed that if no Completed Performance Test in which all of the Minimum Performance Criteria were achieved occurs during the Cure Period, then the First Completed Minimum Performance Test shall be deemed the Last Completed Performance Test). Supplier shall not take any action during the Cure Period which will result in the Power Island’s performance falling short of the Minimum Performance Criteria. If the Minimum Performance Criteria are not achieved during the last Performance Test conducted by Supplier during the Cure Period, Supplier shall, at Supplier’s sole cost and expense and within ninety (90) days after notice thereof from Owner, correct and/or remedy the defects, deficiencies and other conditions which so prevent achievement of the Minimum Performance Criteria. As soon as is reasonably practicable after Supplier’s completion of such corrective and/or remedial actions and Owner’s receipt of notice of Supplier of the same, Supplier shall re-perform the Performance Test. The foregoing procedures shall be repeated until the Power Island achieves the Minimum Performance Criteria in connection with a Completed Performance Test.
5.6    Performance Liquidated Damages. The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur should the Power Island fail to successfully achieve all of the Performance Guarantees upon completion of the Last Completed Performance Test. Accordingly, if the Power Island fails to successfully achieve all of the Performance Guarantees upon completion of the Last Completed Performance Test, then Owner shall be entitled to recover from Supplier as liquidated damages for any such failure, and not as a penalty, those amounts identified on Exhibit H attached hereto (the “Performance Liquidated Damages”); it being acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to Supplier’s failure to achieve the Performance Guarantees upon completion of the Last Completed Performance Test, and to no other duty or obligation of Supplier. It is further acknowledged and agreed by the Parties hereto that (i) other than Owner’s right to terminate this Agreement for a Supplier Default under Section 16.1(a)(vii) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for Supplier’s failure to successfully achieve all of the Performance Guarantees upon completion of the Last Completed Performance Test, and (ii) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Supplier fails to successfully achieve all of the Performance Guarantees upon completion of the Last Completed Performance Test.
5.7    HRSG Weld Quantity Liquidated Damages.
(a)    Supplier guarantees the weld quantities (“Guaranteed Weld Quantities”) for the erection of the HRSG, associated piping and auxiliary equipment scope of Supplier as set forth in Exhibit A, Attachment 16-06-GE C-50 Document.
(b)    Supplier agrees that for any difference in the number or length of field welds required in excess of the Guaranteed Weld Quantities, Supplier shall pay to Owner, as liquidated damages and not as a penalty, and to the extent that such difference is attributable to Supplier or Equipment, an amount (“HRSG Weld Liquidated Damages”) determined as set forth in Section 5.7(c)–(e) below, and based upon the rate structure (“Weld LD Rates”) set forth in Exhibit M.
(c)    In the event the actual weld quantities, by weld type line item, exceed the corresponding Guaranteed Weld Quantities (“Excess Weld Quantities”) then a value will be calculated (“Excess Weld Costs”) based upon the Weld LD Rates.
(d)    In the event the actual weld quantities, by weld type line item, are less than the corresponding Guaranteed Weld Quantities (“Surplus Weld Quantities”) then a value will be calculated (“Surplus Weld Costs”) based upon the Weld LD Rates.
(e)    After all such Excess Weld Costs and Surplus Weld Costs have been determined by weld type line item, Supplier’s liability for HRSG Weld Liquidated Damages shall be the difference between the aggregate value of Excess Weld Costs and the aggregate value of Surplus Weld Costs, when the aggregate value of Excess Weld Costs exceeds the aggregate value of Surplus Weld Costs. In no event shall Supplier be entitled to additional monies in the event the aggregate value of Surplus Weld Costs exceeds the aggregate value of Excess Weld Costs. Supplier’s maximum liability to Owner for HRSG Weld Liquidated Damages is eight percent (8%) of the Contract Price.
(f)    The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owner would incur should the actual weld quantities fail to successfully achieve the Guaranteed Weld Quantities. Accordingly, Owner shall be entitled to recover from Supplier as liquidated damages, and not as a penalty, the HRSG Weld Liquidated Damages; it being acknowledged and agreed by the Parties hereto that the liquidated damages identified in this Section relate solely to Supplier’s failure to achieve the Guaranteed Weld Quantities, and to no other duty or obligation of Supplier. It is further acknowledged and agreed by the Parties hereto that (i) other than Owner’s right to terminate this Agreement for a Supplier Default under Section 16.1(a)(vii) and Owner’s related rights and remedies upon such termination (including, without limitation, those under Section 16.1(b)), the liquidated damages identified in this Section are Owner’s sole and exclusive remedy for Supplier’s failure to successfully achieve all of the Guaranteed Weld Quantities, and (ii) the liquidated damages identified in this Section are a good faith estimate of the damages Owner would suffer in the event Supplier fails to successfully achieve all of the Guaranteed Weld Quantities.

ARTICLE 6

CONTRACT PRICE AND PAYMENT; LETTERS OF CREDIT
6.1    Contract Price.
(a)    Owner shall pay Supplier for the due, proper and complete performance of the Work as required hereunder, and for the due performance of all other obligations and duties imposed upon Supplier pursuant to this Agreement, the “Contract Price” of One Hundred Nine Million Nine Hundred Seventy Thousand Five Hundred Seventy and No/100 Dollars ($109,970,570.00) subject to additions and deductions by Change Order as provided in this Agreement. All such amounts shall be paid to Supplier in Dollars.
(b)    The Contract Price shall be subject to a price adjustment if the Notice to Proceed is not issued by February 28, 2019. Under this condition, the total Contract Price shall increase by 0.25% for each monthly period thereafter (assessed on the first day of each such monthly period (i.e., on the first day of the month) until the Notice to Proceed is issued by Owner.
6.2    Payments. Upon the occurrence or completion, as applicable, of a Milestone set forth in the payment schedule attached hereto as Exhibit J (the “Payment Schedule”), the corresponding portion of the Contract Price shall be due and payable to Supplier (each a “Milestone Payment”). Additionally, upon the lapse of each calendar month identified in the Payment Schedule, the progress payment associated with such calendar month shall be due and payable (each a “Progress Payment”).
6.3    Invoicing. (a) Supplier shall submit to Owner an application for payment for amounts due to Supplier as provided in Section 6.2 (each, an “Invoice”). Supplier shall submit each Invoice to Owner as Milestones are successfully achieved, or with respect to any Progress Payment on the fifth (5th) Day of each calendar month in which they are due. The Invoice shall (i) set forth the Milestone or Milestones which Supplier has successfully achieved, or which have otherwise occurred, including the document evidencing each Milestone’s completion (as shown on Exhibit J), (ii) set forth the Milestone Payment or Payments which correspond to such Milestones, (iii) set forth the Progress Payments due and payable with respect to the calendar month, if any, and (iv) be in a form mutually acceptable to the Parties. Each Invoice shall be accompanied by a duly executed waiver of mechanics’, materialmen’s and construction liens from Supplier in the form attached hereto as Exhibit K-1 establishing payment or satisfaction of the payment requested by Supplier in the Invoice, provided the final Invoice shall be accompanied by (y) a final and full waiver of lien from Supplier in the form attached hereto as Exhibit K-2 and (z) a final and full waiver from each Major Subcontractor in the form attached hereto as Exhibit K-3. Each Invoice shall be sufficiently detailed so as to allow Owner to verify and substantiate the amounts and descriptions of items included therein, including as applicable, descriptions of materials or equipment supplied to Owner, services performed and specific detail necessary for the verification and substantiation of the Invoice.  Each Invoice shall be accompanied by the statement described in Section 2.5(c).

(b)    Supplier acknowledges that Owner and its Lenders may be obtaining title insurance policies in connection with the Facility. As Supplier is not obligated to submit lien waivers to Owner from Supplier’s Subcontractors (except, with respect to Major Subcontractors, as a condition to Final Completion), Supplier agrees to provide the title insurance company issuing Owner’s and lender’s title insurance policies for the Facility such information and documents as are customarily and reasonably required of a title insurance company issuing such policies, including information as to Supplier’s financial condition and an appropriate indemnification agreement relating to title to the Equipment and the absence of Liens (except Permitted Liens).
6.4    Review of Invoice. Owner shall, within ten (10) Business Days after the receipt of Supplier’s Invoice (and all supporting documentation described in Section 6.3), review the same and notify Supplier in writing of any amount therein which Owner disputes and determines are not properly due to Supplier (which notice shall also include an explanation of the reasons for such dispute).
6.5    Withholding Payments. Owner may withhold a Milestone Payment or Progress Payment in whole or in part (A) to the extent the Work corresponding to a Milestone Payment is not properly completed in accordance with the Requirements of this Agreement, or (B) if a Supplier Default (or any event or circumstance which, with the giving of notice and/or expiration of the applicable cure period provided in this Agreement, would constitute a Supplier Default) has occurred. Owner shall not be deemed in default by reason of withholding a Milestone Payment or Progress Payment in whole or in part while any of the above matters remains uncured. When Supplier believes that it has cured the reason for any such withholding, Supplier shall resubmit an Invoice for the amount which was withheld. If Owner agrees that the reason for withholding has been cured, payment for the withheld amount shall be made as provided in this Agreement.
6.6    Payment. As to each Invoice, Owner shall pay Supplier the amount Owner approves pursuant to Section 6.4 above within thirty (30) Days after the receipt of the corresponding Invoice (and all supporting documentation described in Section 6.3).
6.7    Payment Dates. Notwithstanding anything to the contrary contained in this Agreement, in the event that a payment to be made under this Agreement falls on any day that is not a Business Day, the payment shall be deemed due on the first Business Day thereafter.
6.8    Effect of Payment. Payment of the Contract Price (or any portion thereof), approval of any Invoice, and/or issuance of any Milestone Payment or Progress Payment shall not constitute (i) Owner’s acceptance or approval of any portion of the Work, or (ii) a waiver of any claim or right Owner may have at that time or thereafter, including claims regarding unsettled Liens, warranties, defective or deficient Work, or indemnification obligations of Supplier. No payment made by Owner shall be considered or deemed to represent that Owner has inspected the Work or checked the quality or quantity of the Work or that Owner knows or has ascertained how or for what purpose Supplier has used sums previously paid.
6.9    Letters of Credit. Not later than five (5) Business Days after the Notice to Proceed, Supplier shall furnish and deliver to Owner an unconditional, irrevocable letter of credit in the form attached hereto as Exhibit R (subject to any ministerial modifications requested by the issuing bank which are acceptable to Owner), in a face amount equal to five percent (5%) of the Contract Price, and naming Owner as beneficiary (the “LOC-1”). Not later than five (5) days after the date Owner notifies Supplier that the final Delivery of the Equipment has occurred, Supplier shall furnish and deliver to Owner either (y) a replacement unconditional, irrevocable letter of credit in the form attached hereto as Exhibit R but in in a face amount equal to ten percent (10%) of the Contract Price or (z) an amendment to LOC-1 that increases the face amount thereof to ten percent (10%) of the Contract Price (“LOC-2”). Upon the Substantial Completion Date, Supplier shall furnish and deliver to Owner either (y) a replacement unconditional, irrevocable letter of credit in the form attached hereto as Exhibit R or (z) an amendment to LOC-2, in either case that provides for a face amount equal to five percent (5%) of the Contract Price (plus any increased face amount on account of any potential Performance Liquidated Damages and Substantial Completion Liquidated Damages estimated by Owner, as provided in clauses (ii) and (xii) of the definition of Substantial Completion) (such new or amended letter of credit, “LOC-3”) provided that the maximum aggregate face amount of LOC-3 shall not exceed an amount equal to thirty-five percent (35%) of the Contract Price. LOC-3 shall remain valid through the expiration of the Warranty Period or any Additional Warranty Period, as applicable, plus any additional period required in accordance with clauses (ii) and/or (xii) of the definition of Substantial Completion. At such time as the aggregate amount of Substantial Completion Liquidated Damages and Performance Liquidated Damages have been ultimately determined as contemplated by clauses (ii) and (xii) of the definition of Substantial Completion and paid to Owner, the face amount of LOC-3 shall reduce to an amount equal to five percent (5%) of the Contract Price. LOC-1, LOC-2 and LOC-3 shall secure the full and faithful payment obligations of Supplier hereunder, including, without limitation, its obligation to pay any applicable Liquidated Damages and its Warranty obligations under Article 9, and shall be issued by a Creditworthy Bank located in the United States. LOC-1 shall not expire sooner than the issuance of LOC-2, and LOC-2 shall not expire sooner than the issuance of LOC-3. Supplier shall cause LOC-1, LOC-2 and LOC-3 to be extended or replaced (including, without limitation, if applicable, replaced with the required LOC-2 or LOC-3, as applicable) not less than thirty (30) Days prior to any then current expiry date set forth therein. If the issuing bank under LOC-1, LOC-2 or LOC-3, as applicable, has ceased to be a Creditworthy Bank, Supplier shall cause a Creditworthy Bank to re-issue LOC-1, LOC-2 or LOC-3, as applicable, within twenty (20) days of the prior issuing bank ceasing to be a Creditworthy Bank Any draw made by Owner under LOC-1, LOC-2 or LOC-3, as applicable, shall not relieve Supplier of its obligations hereunder. If LOC-3 has not been fully drawn by Owner by such date, then LOC-3 (representing any undrawn portion thereof) shall be returned to Supplier on the later of (i) the thirtieth (30th) day after the expiration of the Warranty Period or any Additional Warranty Period, as applicable, and (ii) the thirtieth (30th) day after the aggregate amount of Liquidated Damages which are due from Supplier have been paid to Owner.
6.10    Offset. Owner may, upon prior written notice to Supplier, offset any undisputed amount due and payable from Supplier under this Agreement to Owner against any undisputed amount due and payable to Supplier hereunder.

ARTICLE 7

FORCE MAJEURE EVENTS; OWNER-CAUSED DELAY
7.1    Force Majeure Event. Provided Supplier complies with the terms and provisions of this Article 7, Supplier shall be entitled to an equitable extension to the applicable Guaranteed Delivery Date(s) to the extent that such Force Majeure Event causes (or will cause) Supplier to complete the Work beyond the applicable Guaranteed Delivery Date. For the avoidance of doubt, Supplier shall continue to perform all other Work not affected by the Force Majeure Event in order to mitigate the impact of the Force Majeure Event on Supplier’s ability to meet the applicable Guaranteed Delivery Date.
7.2    Procedures upon Force Majeure Event. Upon occurrence of a Force Majeure Event, Supplier shall comply with the following:

(i)
Supplier shall provide written notice to Owner describing the particulars of the Force Majeure Event, with written notice given promptly after the occurrence of the Force Majeure Event, and in no event more than seven (7) Days after Supplier becomes aware of the occurrence of such Force Majeure Event;

(ii)
Supplier’s written notice under the preceding clause (i) shall estimate the Force Majeure Event’s expected duration and probable impact on the performance of Supplier’s obligations hereunder, and Supplier shall continue to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event;

(iii)
Supplier shall make a written request for an equitable adjustment in the applicable Guaranteed Delivery Date to Owner within ten (10) days after the cessation of the Force Majeure Event specifying the number of days Supplier believes that its activities were in fact delayed as a result of the event;

(iv)
Supplier shall demonstrate, to the reasonable satisfaction of Owner, that the Force Majeure Event delayed the performance of the Work, and that the activity claimed to have been delayed was in fact delayed by the Force Majeure Event;

(v)
Supplier shall perform its obligations under this Agreement which are not impacted or affected by the Force Majeure Event and shall exercise all reasonable efforts to correct or cure the event delaying or preventing performance in order to resume full performance;

(vi)
Supplier shall exercise reasonable efforts to mitigate any delay in the performance of its obligations under the terms of this Agreement that may result as a consequence of the occurrence of a Force Majeure Event; and

(vii)	when Supplier is able to resume performance of the affected obligations under this Agreement, Supplier shall promptly resume performance and provide Owner written notice to that effect.
Notwithstanding anything to the contrary contained herein, (i) any extension in the applicable Guaranteed Delivery Date shall be of no greater scope and of no longer duration than is reasonably required by the occurrence of a Force Majeure Event, (ii) no liability of Supplier which arose before the occurrence of a Force Majeure Event shall be excused, and (iii) no obligation to pay money in a timely manner shall be excused as a result of the occurrence of a Force Majeure Event.
7.3    Burden of Proof. The burden of proof as to whether a Force Majeure Event has occurred and whether such event entitles Supplier to an equitable extension in the Milestone Schedule shall be upon Supplier.
7.4    Change Order for Force Majeure Event. Compliance with the terms of this Article is a condition precedent to receipt of an equitable extension in the applicable Guaranteed Delivery Date. In the event of a failure of Supplier to comply with the terms of this Article, Supplier shall not be entitled to an extension of time and shall be deemed to have waived any claim relating to such Force Majeure Event. Upon satisfaction by Supplier of the terms and conditions of this Article, Owner and Supplier shall exercise good faith efforts to agree on the extent to which the Work has been delayed on account of any such Force Majeure Event. Once the Parties have mutually agreed as to the extent of such delay, they shall enter into a Change Order reflecting their agreement as to the equitable adjustment in the applicable Guaranteed Delivery Date. If the Parties are unable to agree upon an equitable adjustment in the applicable Guaranteed Delivery Date, then such matter shall be resolved in accordance with Article 18.
7.5    Rights Limited. Except as provided in Section 16.6 (Termination for Extended Force Majeure), the rights and remedies set forth in this Article 7 shall be Supplier’s sole and exclusive rights and remedies in the event of an occurrence of a Force Majeure Event, and Supplier hereby waives all other rights and remedies at law and/or in equity that it might otherwise have against Owner on account of a Force Majeure Event.
7.6    Owner-Caused Delay. In the event that Supplier claims that an Owner-Caused Delay has occurred, Supplier shall provide a written notice to Owner promptly after the occurrence of such alleged Owner-Caused Delay (such occurrence, the “Owner-Caused Delay Event”), and in no event more than seven (7) days after Supplier becomes aware of the Owner-Caused Delay Event. As soon as practicable, but in no event more than fifteen (15) days after delivery of the original written notice, Supplier shall provide to Owner with a second written notice describing the details and impact of the Owner-Caused Delay Event, including an estimation of its expected duration and probable impact on the Contract Price and schedule for performance of Supplier’s obligations under this Agreement and documentation substantiating such claimed impact. In the event of an Owner-Caused Delay Event that causes a demonstrable and substantiated impact to Contract Price or schedule, Supplier shall be entitled to a Change Order in accordance with the provisions of Article 8. If Supplier fails to provide the original written notice to Owner within the required time therefor, then Supplier waives the right to make a claim for Owner-Caused Delay. For the avoidance of doubt, Supplier’s recovery for Owner-Caused Delay shall be limited to demonstrable and substantiated impacts on the Contract Price and/or schedule.
ARTICLE 8

CHANGE ORDERS
8.1    Change Order. A “Change Order” is a written instrument signed by Owner and Supplier, stating their mutual agreement upon all of the following: (i) a change in the Work, if any; (ii) the amount of the adjustment in the Contract Price, if any; (iii) the extent of the adjustment in the Milestone Schedule, if any; and (iv) any other appropriate modifications to this Agreement given the matter in question.
8.2    Change Order Process. (a) Supplier Initiated Change: If Supplier wishes to propose any change in the Work, Supplier shall submit to Owner a draft Change Order; provided, however Owner may, in its sole and absolute discretion, accept or reject any such suggested change. If a proposed change in the Work will cause a material increase or decrease in Supplier’s cost or time for performance, Supplier shall so identify those changes in Supplier’s request. Supplier’s request must include supporting documentation. If Owner agrees to Supplier’s request, the Parties will negotiate an equitable adjustment to the Contract Price or the schedule, or both, with the adjustment to be reflected in a Change Order. Supplier, however, shall proceed as directed in writing by Owner pending such agreement. Owner will not be liable to Supplier for any claims arising from a decrease in the Work. No change is effective without a Change Order issued or executed by Owner.
(b)    Owner Initiated Change: Owner may request additions, deletions, reductions in scope or other changes to the Work. If Owner so desires to change the Work, it shall submit a change request to Supplier in writing. Within ten (10) Days of its receipt of any such request (unless otherwise extended by mutual agreement of the Parties), Supplier shall review the request and advise Owner of the feasibility of the requested change, and shall submit a proposal to Owner stating (i) the increase or decrease, if any, in the Contract Price which would result from such change, (ii) the effect, if any, upon the Milestone Schedule by reason of such proposed change, and (iii) any other appropriate modifications impacting to this Agreement as a result of such requested change. Owner shall have five (5) Business Days to accept or reject in writing Supplier’s proposal in relation to the requested change. If Owner accepts Supplier’s proposal within such five (5) Business Day period, Owner and Supplier shall execute a Change Order reflecting the requested change in the Work and proposed adjustments, if any, including those in the Contract Price and the Milestone Schedule or other impacts to the Equipment Packages. In the event Owner disagrees with Supplier’s proposal, then Owner shall notify Supplier that Owner has decided to withdraw its requested change. Should Owner fail to respond to within such five (5) Business Day period, Owner shall be deemed to have withdrawn its requested change. Supplier, however, shall proceed as directed in writing by Owner pending such agreement on the Change Order or required response from Owner. Owner will not be liable to Supplier for any claims arising from a decrease in the Work. No change is effective without a Change Order signed by both Owner and Supplier.
(c)    Estimate of Impacts: In estimating the impact of a proposed Change Order, Supplier shall ensure that it has properly accounted for all cost and time impacts arising from or related to the proposed Change Order, including, if applicable, cumulative impacts associated with all previous Change Orders. Supplier’s acceptance of payment under a Change Order or Supplier’s agreement to a Change Order constitutes a waiver of all claims related to or arising from that Change Order or claims arising out of or relating to cumulative impacts of that Change Order and any previous Change Order.
8.3    Contents of Change Order. The draft Change Order shall include: (i) a technical description of the proposed change in such detail as Owner may reasonably require, (ii) a lump sum firm price adjustment (increase or decrease) in the Contract Price, if any, caused by the proposed change, (iii) all potential effect(s), if any, on the time for Substantial Completion, or any other schedule or dates for performance by Supplier hereunder, caused by the proposed change, and (iv) all potential effect(s), if any, on Supplier’s ability to comply with any of its obligations hereunder, including Supplier’s Warranties and Performance Guarantees, caused by the proposed change.
8.4    Agreement Required. All changes to the Work shall be subject to mutual agreement of the Parties and no Change Order will be effective until signed by both Parties.
ARTICLE 9

WARRANTY
9.1    Warranty. Supplier warrants to Owner that:

(i)	all Services to be provided by Supplier pursuant to this Agreement will be performed in a competent and diligent manner and in accordance with the Requirements;

(ii)
the Work, including all Equipment, and each component thereof (a) shall be: (i) new, undamaged, complete, fit for the purposes specified in this Agreement and of suitable grade for the intended function and use; (ii) in accordance with all of the Requirements and Specifications of this Agreement; (iii) free from encumbrances to title; (iv) designed in accordance with the Requirements and Specifications and designed and fit for the intended purpose of generating electric power at the Facility on the Site connected to the PJM grid; (v) free from defects in material, manufacture and workmanship; and (vi) capable of operating in accordance with all Requirements and the Emissions MAC and (b) shall not infringe upon the Intellectual Property Rights of any third party.

(the foregoing warranties being collectively, the “Warranty”).
9.2    Warranty Period. The Warranty shall commence upon the Effective Date and shall terminate on the earlier of (i) thirty-six (36) months after the Substantial Completion Date, or (ii) forty-eight (48) months after the last Major Component is Delivered, provided that such forty-eight (48) month period shall be extended day-for-day for each day Substantial Completion is delayed beyond the Guaranteed Substantial Completion Date, and provided that the Warranty for Services shall end one year after the completion of such Services (the applicable warranty period is hereinafter referred to as the “Warranty Period”); provided, however, any portion of the Work which has been repaired, replaced or otherwise corrected or Services that have been re-performed during the Warranty Period (or Additional Warranty Period, as applicable) shall automatically be re-warranted by Supplier in conformity with all warranty requirements set forth in this Article 9 and Supplier will have the same obligations in relation thereto as set forth in this Article 9, for an additional period ending upon the later of (i) the termination of the original Warranty Period (or Additional Warranty Period, if applicable), or (ii) twelve (12) months after the date of completion of such repair, replacement or correction or re-performance (the “Additional Warranty Period”); provided, however, that in no case shall any Additional Warranty Period end later than forty-eight (48) months after the Substantial Completion Date.
9.3    Breach of Warranty.
(a)     If, at any time prior to the expiration of the Warranty Period or any Additional Warranty Period (i) Supplier has knowledge of any failure or breach of the Warranty, or (ii) Owner shall discover any failure or breach of the Warranty, Supplier shall, upon written notice from Owner, at Supplier’s sole cost and expense, promptly commence to correct, and diligently pursue until completion the correction of, such warranty failure or breach (which corrective action shall include, at Supplier’s option, but in consultation with Owner, any necessary removal, disassembly, reinstallation, repair, replacement, reassembly, reconstruction, retesting and/or reinspection of any part or portion of the Work or re-performance of the Services, and otherwise cause the Work to comply fully with the Warranty and this Agreement. All parts and components employed in repairs and replacements shall have a level of quality and workmanship equivalent to or greater than that required of the Work as initially installed under this Agreement. Any corrective work performed by Supplier pursuant to this Section 9.3 shall be completed within a reasonable period of time.
(b)      If two or more failures shall occur in the same part or component of the Equipment during the Warranty Period or any Additional Warranty Period, then Supplier shall perform a root cause analysis investigation of such failures and shall share the results thereof with Owner. The cost of the root cause analysis investigation performed by Supplier pursuant to this Section 9.3 shall be at Supplier’s sole expense, and Supplier shall submit, as part of its root cause analysis investigation and report, sufficient design and performance calculations related to such part or component failure. Unless Supplier can demonstrate the failure was not attributable to a breach of Warranty as set forth above, Supplier shall remedy such failure or breach at Supplier’s sole cost and expense as provided in this Section 9.3, and Supplier shall ensure, and demonstrate to the reasonable satisfaction of Owner, that such remedy addresses the underlying problem that caused the original failure(s) and substantially reduces the possibility that the same failure will repeat.
(c)    With respect to the Warranty remedy provided herein, Supplier shall be responsible for the costs of performing the removal of any defective or damaged parts and for the installation of any repaired or replacement parts (including the costs of opening and closing the Equipment).  Supplier shall also be responsible for the costs associated with (i) shipping any parts to be repaired or replaced to the place of repair or disposal, as the case may be, and (ii) the costs of shipping any repaired or replacement parts to the Site, including, but not limited to, any customs duties or similar levies which may be assessed as a result of the shipment of any such repaired or replacement parts.

Supplier shall use commercially reasonable efforts to remedy any such failure or breach so as to minimize revenue loss to Owner and to avoid disruption of Owner’s operations at the Site.
(d)    In the event Supplier fails to initiate and diligently pursue corrective action within five (5) Days of Supplier’s receipt of Owner’s notice (or submit a corrective action plan to Owner within such five (5) Day period and diligently pursue the proposed corrective action within ten (10) Days of the submittal of such plan), Owner may undertake such corrective action at Supplier’s expense. Supplier shall be liable for all reasonable and documented costs, charges and expenses incurred by Owner to perform or cause to be performed such repair or replacement (and shall include engineering, design, correction, repair, replacement, removal and transportation costs, customs duties or clearance fees payable on parts or components replaced, disassembly, reinstallation, retesting and labor costs associated therewith) and shall pay to Owner within thirty (30) Days of receipt of Owner’s invoice therefor (and appropriate substantiating documentation) an amount equal to such costs, charges and expenses. Supplier will be provided access to the Facility sufficient to perform its corrective work, so long as such access does not interfere with the operation of the Facility and subject to any reasonable security or safety requirements of Owner.
(e)    In addition to the above terms and conditions, from first fire of the 7HA.02 combustion turbine until the later of (i) expiration of the Warranty Period or any Additional Warranty Period (as applicable) or (ii) the date which is thirty-six (36) months after the Substantial Completion Date, Supplier shall repair Collateral Damage at its sole cost and expense in accordance with this Section 9.3(b), including “in and out” and “opening and closing” costs. The foregoing obligation of Supplier is primary to insurance.
9.4    Major Sub-Supplier Warranties. To the extent that any Major Sub-Suppliers’ warranties continue beyond the Warranty Period or any Additional Warranty Period, as applicable, Supplier shall exercise commercially reasonable efforts to cause such warranties to be assignable to Owner at the end of the Warranty Period or any Additional Warranty Period, as applicable (or upon expiration or termination of this Agreement, if earlier), without charge, consent or approval, upon notice to the Major Sub-Supplier.
9.5    Primary Liability. Supplier shall have primary liability with respect to the Warranties set forth in this Agreement during the Warranty Period or any Additional Warranty Period, as applicable, whether or not any defect, deficiency or other matter is also covered by a warranty of a Subcontractor, and Owner need only look to Supplier for corrective action. In addition thereto, the Warranties expressed herein shall not be restricted in any manner by any warranty of a Subcontractor, and the refusal of a Subcontractor to correct defective, deficient or nonconforming Work shall not excuse Supplier from its liability as to the Warranties provided herein during the Warranty Period or any Additional Warranty Period, as applicable.
9.6    Exclusions. The warranties set forth in this Article 9 shall not apply to damage to any Work, to the extent that Supplier can demonstrate: (i) that such damage is caused by Owner’s failure to properly store the Equipment, install the Equipment in accordance with the Installation Manual or operate and maintain the Equipment in accordance with the Operation & Maintenance Manual (including revisions thereto) provided by Supplier, Supplier’s Affiliates and/or its Subcontractors; or (ii) that damage is due to normal wear and tear of the Equipment. Owner shall keep reasonable records of operation and maintenance during the Warranty Period or any Additional Warranty Period, as applicable. These records shall be kept in the form of log-sheets and copies shall be submitted to Supplier upon request.
9.7    Exclusive Remedies and Warranties. The terms of this Article 9 (Warranty) and Articles 4 (Schedule), 5 (Performance Testing & Performance Guarantees), and 11 (Indemnity), and Sections 6.5, 6.9 and 16.1(b) (to the extent there is a breach of the Warranty or failure or defect in the Work and it is not remedied as required by the Agreement) set forth the exclusive remedies for all claims based on a breach of the Warranty or the failure of or defect in the Equipment, whether the breach of the Warranty, failure or defect arises before or during the Warranty Period or any Additional Warranty Period, as applicable, and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise. The warranties provided in this Agreement are exclusive and are in lieu of all other warranties and guarantees of Supplier, whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.
ARTICLE 10

INSURANCE
10.1    Supplier’s Insurance. Supplier shall, at its sole cost and expense, procure the insurance coverages set forth below, and shall maintain such coverages in full force and effect as specified in this Section. Supplier shall include Owner, the Owner’s Engineer, the Lenders, EPC Contractor and such other parties as Owner may designate and their respective officers, directors, members. managers, partners, employees, agents and consultants as additional insureds (the “Owner Additional Insureds”) to the following insurance policies; provided, however, the Owner Additional Insureds shall only be an additional insured thereunder for their vicarious liability, if any, resulting from the acts or omissions (or liability) of Supplier: Commercial General Liability, Commercial Automobile Liability, and Umbrella Liability Insurance Policies. The insurance coverage afforded under the policies described herein shall be primary and non-contributing with respect to any insurance carried independently by the Owner Additional Insureds. All such insurance policies shall indicate that in regards to the insureds, cross-liability and severability of interests shall exist for all coverages provided thereunder. All policies of insurance required under this Section shall be written on an “occurrence” basis. The insurance specified below shall be placed with insurance companies which, at a minimum, have a rating of A(X) or better by A.M. Best Company, or a rating of “A” or better by Standard & Poors. Supplier shall provide notice to the Owner Additional Insureds at least thirty (30) Days prior to the cancellation, non-renewal or material modification of any such policies.

(i)
Commercial General Liability Insurance. A broad form Commercial General Liability Insurance Policy (written on form CG 00 01 04 13 or its coverage equivalent) and including, without limitation, a waiver of subrogation endorsement in favor of the Owner Additional Insureds, and reflecting the following coverages: Premises and Operations Liability; Explosion, Collapse and Underground Damage Liability; Personal Injury Liability (with employee and contractual exclusions deleted); Broad Form Property Damage Liability; Broad Form Contractual Liability supporting Supplier’s indemnification agreements in favor of the Owner Additional Insureds; Completed Operations and Products Liability for a period of not less than ten (10) years following the expiration of this Agreement; and Independent Contractor’s Liability. The Commercial General Liability Insurance Policy must be written with a limit of liability of not less than $5,000,000 USD for each occurrence of bodily injury and/or property damage and an annual aggregate of liability of not less than $5,000,000 USD for bodily injury and/or property damage, but in no event less than required by law for primary and excess policies combined. The sub-limits for the Completed Operations and Products Liability coverage shall be $2,000,000 USD per occurrence and $2,000,000 USD in the aggregate annually.

(ii)
Commercial Automobile Liability Insurance. A Commercial Automobile Insurance Policy and including, without limitation, a waiver of subrogation endorsement in favor of the Owner Additional Insureds. The Commercial Automobile Liability Insurance Policy must provide coverage for all owned, hired, rented, leased and non-owned automobiles, and must be written with a combined single limit of liability of not less than $5,000,000 USD for each occurrence of bodily injury and/or property damage, but in no event less than required by law for primary and excess policies combined.

(iii)
Workers’ Compensation Insurance. If any work subject to the terms of this Agreement is to be performed in a State other than Ohio, a Workers’ Compensation Insurance Policy in an amount not less than the statutory limits for that State or as required by applicable State or Federal law, and Employers’ Liability Insurance with limits of liability of not less than (a) $1,000,000 USD for bodily injury by accident, each accident, (b) $1,000,000 USD for bodily injury by disease, each employee, and (c) $1,000,000 USD for liability for disease, per occurrence or, if higher, the limits of liability required by applicable Law. In addition, coverage under the workers’ compensation laws of Ohio whether as a state fund contributing employer or an employer granted the privilege of self-insurance by the Ohio bureau of workers’ compensation.

(iv)
Umbrella Liability Insurance. An Umbrella Liability Insurance Policy written in excess of the coverages provided by the Commercial General Liability, Commercial Automobile Liability and Employer’s Liability Insurance Policies) and including, without limitation, a waiver of subrogation endorsement in favor of the Owner Additional Insureds. The Umbrella Liability Insurance Policy must be written with a combined single limit not less than $25,000,000 USD for each occurrence of bodily injury and/or property damage, and an annual aggregate of liability of not less than $25,000,000 USD for bodily injury and/or property damage.

(v)
In-Transit Insurance Policy. An In-Transit Insurance Policy providing property insurance upon all Equipment on a full replacement cost basis, which insurance (x) shall be written on an “all risk” form, (y) shall provide coverage for loss or damage to the Equipment while the same are “in transit” (i.e., coverage while in transit by land, air and/or ocean or other marine) or in storage during transit, and (z) shall be in effect from the commencement of loading of the Equipment at the manufacturer’s or supplier’s premises anywhere in the world until off loading at Site or Delivery at a warehouse in accordance with Section 17.3.

(vi)
Equipment Floater. An “all risk” property insurance policy insuring tools, equipment and other property of any kind owned, rented or leased by Supplier against physical loss or damage (excluding any such equipment, materials or other property which is incorporated (or to be incorporated) into the Work).

10.2    Supplier’s Certificates of Insurance. Supplier shall, within five (5) Days of its receipt of the Notice to Proceed, and at any other time upon request of Owner, furnish Owner with certificates of insurance (in form and substance reasonably satisfactory to Owner) evidencing the coverages required of Supplier hereunder, and shall not commence any work or services under this Agreement until all such insurance is obtained (and evidence thereof provided to Owner). Except as otherwise expressly provided herein, all insurance policies required by the terms of this Article 10 shall be kept in full force and effect until the completion of the Work and the date of the final payment to Supplier for the Work.
10.3    No Waiver. In no event shall any failure of Owner to receive certificates of insurance required hereunder, or to receive them by the date(s) required hereunder, be construed as a waiver of Supplier’s obligation to obtain (or cause to be obtained) insurance coverages required by the terms of this Article 10. Failure of Owner to demand any certificate of insurance or other reasonably requested evidence of full compliance with the insurance requirements set forth in this Article 10, or failure of Owner to identify a deficiency in the evidence provided, shall not be construed as a waiver of Supplier’s obligation to maintain (or cause to be maintained) the insurance required hereunder. The acceptance of delivery by Owner of any certificate of insurance evidencing required coverages and limits does not constitute approval or agreement by Owner that the insurance requirements have been met or that the insurance policies referenced in the certificates of insurance are in compliance with such requirements.
10.4    No Limit of Liability. The limits on insurance specified in Section 10.1 shall in no way be construed to limit the liability of Supplier, whether pursuant to any applicable Law, any provisions addressing Supplier’s liability under this Agreement, or otherwise.
10.5    Property of Others. Notwithstanding anything to the contrary contained in this Agreement, Owner shall not insure nor be responsible for any loss or damage to tools, equipment or other property of any kind owned, rented or leased by Supplier, its Subcontractors, or their respective employees, consultants or agents; the loss and damage to which shall be at the sole risk, cost and expense of Supplier, its Subcontractors and their respective employees, consultants or agents.
10.6    Owner’s Insurance. Owner shall (or shall cause the EPC Contractor to) purchase and maintain the following insurance coverages:

(a)    All Risk Property Insurance: Owner shall purchase and maintain “All Risk” Property Insurance upon the Facility from the Substantial Completion Date through the expiration of the Warranty Period or any Additional Warranty Period, as applicable. Such property insurance shall be written on a full replacement cost basis, shall cover “all risks” of physical loss or damage including coverage for mechanical and electrical breakdown, and shall contain deductibles reasonably determined by Owner. Such property insurance shall include the interests of Owner, Supplier, and the Subcontractors, and shall insure against physical loss or damage to the Facility. Any loss insured under this property insurance shall be adjusted and settled by Owner, and shall be made payable to Owner. Owner and its insurers, for this property insurance, including any business interruption, shall waive right of subrogation against Supplier, its Affiliates, and its Subcontractor.
(b)    ARBR/CAR Insurance: Owner shall maintain or cause to be maintained, to protect the interests of Owner and Supplier, either Construction All Risk Insurance or All Risk Builder’s Risk Insurance (CAR/ARBR.) The CAR/ARBR policy shall at a minimum meet the following requirements:

a.
Coverage: All risks of physical loss or damage to the Facility, including mechanical and electrical breakdown, in the course of construction, start-up, testing and commissioning, including materials, equipment and furnishings, subject to customary exclusions. Such policy shall also include:

i.	Minimum design/defects coverage shall equal LEG 2 or DE 4.

ii.	Named insured: Owner.

iii.	Additional insured: Supplier and all Subcontractors (regardless of tier).

iv.	Sum Insured: Value of the Facility at full completion.

b.	Deductibles:

i.	USD $2,000,000 during testing/commissioning period for the gas turbine;

ii.	USD $500,000 during the testing/commissioning period for all other Equipment; and

iii.	USD $250,000 for all other losses.

c.	Period Insured: From the planned start of any on-Site activity through the Substantial Completion Date.

d.	Miscellaneous

i.	Non-cancellable by Owner and by the insurer.

ii.	Waiver of subrogation in favor of all insured parties.

e.	Insurers

i.	Authorized to provide insurance in the jurisdiction of the Project.
10.7    Property Waiver. Owner and Supplier waive all claims against each other (and against their respective officers, directors, and employees, and the Subcontractors, Lenders and Owner’s Engineer) for loss or damage to any of their respective property located at the Site, except as hereafter provided:
(a)    As to any loss or damage to Owner’s property which is due to a breach or failure of the Warranty, Supplier shall be liable to the extent provided in Section 9.3.
ARTICLE 11

INDEMNITY
11.1    General Indemnification. (a) Without limitation of the other indemnification obligations of Supplier under this Agreement, Supplier hereby agrees to indemnify, defend and hold harmless Owner, its Affiliates, the Owner’s Engineer (to the extent acting in such capacity under this Agreement), the Lenders, and their respective directors, officers, members, managers, employees and agents (each an “Owner Indemnified Party”), from and against any and all Losses incurred or suffered by any Owner Indemnified Party arising out of:
(i) any claim by a third party against such Owner Indemnified Party for personal injury (including death of persons) or damage to such third party’s tangible property, to the extent caused by the negligence or willful misconduct of Supplier, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents;
(ii) any claim of infringement of any Intellectual Property Right as more particularly described in and limited by Section 12.3 (Infringement Indemnification);
(iii) violation of applicable Laws by Supplier, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable in connection with the performance of the Work, or their respective officers, employees and agents;
(iv) the creation, existence or filing of a Lien as more particularly described and limited by Section 2.20(c);
(v) Supplier’s failure to provide insurance as required by this Agreement;
(vi) Supplier’s nonpayment of any Taxes or withholding for which Supplier is contractually liable under this Agreement;

(vii) Supplier’s failure to make payments to its Subcontractors when due or otherwise comply with its obligations under any agreements with its Subcontractors in connection with the Work under this Agreement; or
(viii) Supplier’s or its Subcontractors’ handling, release, treatment, disposal or storage of Hazardous Substances as more particularly described and limited by Section 2.26 (Hazardous Substances).
(b)    Without limitation of the other indemnification obligations of Owner under this Agreement (including under Section 2.26), Owner hereby agrees to indemnify, defend and hold harmless Supplier, its Affiliates, and their respective directors, officers, employees and agents (each a “Supplier Indemnified Party”), from and against any and all Losses incurred or suffered by any Supplier Indemnified Party arising out of (i) any claim by a third party against such Supplier Indemnified Party for personal injury (including death of persons) or damage to such third party’s tangible property, to the extent caused by the negligence or willful misconduct of Owner, its contractors or subcontractors (other than Supplier and its Subcontractors and any other Person for whom Supplier is responsible) in connection with the performance of the Project; (ii) violation of applicable Laws by Owner, its contractors or subcontractors (other than Supplier and its Subcontractors and any other Person for whom Supplier is responsible) in connection with the performance of the Project; (iii) Owner’s failure to provide insurance as required by this Agreement; or (iv) Owner’s nonpayment of any Taxes or withholding for which Owner is contractually liable under this Agreement.
11.2    Comparative Negligence. It is the intent of the Parties that where negligence is determined to have been joint or contributory, principles of comparative negligence will be followed and each party shall bear the proportionate cost of any loss, damage, expense or liability attributable to that party’s negligence.
11.3    Third Parties Defined and Limited Waiver. “Third parties” under this Article 11 do not include (i) Supplier, Owner, their Affiliates, or their successors or assigns, or (ii) any entity with an equity interest in Owner or Supplier. No portion of the Equipment or the Facility is “third party property” for the purposes of this Article 11. The Parties’ respective indemnification obligations under this Article 11 shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for such indemnifying Party, or anyone directly or indirectly employed by them under workers’ compensation acts, disability benefit acts or other employee benefit acts, and each indemnifying Party hereby waives and agrees that it will not assert any defense of immunity under any applicable workers’ compensation laws, including but not limited to Ohio Revised Code section 4123.74, with respect to such Party’s indemnity obligations for third party claims.
11.4    Indemnification Procedure. Promptly after receipt by an Indemnified Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Article 11 may apply, the Indemnified Party shall notify Supplier or Owner, as the case may be, in writing of such fact; provided, however, the rights of the Indemnified Party pursuant to this Article 11 shall not be limited by the failure to give Supplier or Owner (as the case may be) notice, except to the extent that said failure has a material adverse effect on the defense of the matter. Supplier or Owner (as the case may be) shall, at its sole cost and expense, assume on behalf of the Indemnified Party, and conduct with due diligence and in good faith, the defense thereof; provided, however, the Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense; and provided, further, if the defendants in any such action include both Supplier or Owner (as the case may be) and the Indemnified Party, and, in the opinion of reputable counsel, there may be a conflict of interest with Supplier or Owner (as the case may be), the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf and to assert any additional or inconsistent defenses (at Supplier’s or Owner’s expense, as the case may be). Supplier or Owner (as the case may be) may settle the action, provided it does not agree, without the consent of the Indemnified Party, to any compromise or settlement that (i) is not an unconditional release of the Indemnified Party from all liabilities other than the payment of any money that will be paid by Supplier or Owner, as the case may be or (ii) would require an admission of fault on the part of the Indemnified Party.
11.5    Failure to Defend Action. If any claim, action, proceeding or investigation arises as to which the indemnity provided for in this Article 11 applies, and after receipt of written notice thereof Supplier or Owner, as the case may be, fails to assume the defense of such claim, action, proceeding or investigation within a reasonable period of time, then the Indemnified Party may, upon ten (10) Business Days’ (or less, if a response to such claim is required in such time) written notice to Supplier or Owner, as the case may be, and at Supplier’s or Owner’s expense, as the case may be, contest such claim, with Supplier or Owner, as the case may be, remaining obligated to indemnify the Indemnified Party under this Article 11.
11.6    Survival. The indemnities set forth in this Article 11 shall survive the termination or expiration of this Agreement.
ARTICLE 12

INTELLECTUAL PROPERTY
12.1    Intellectual Property. Supplier’s Specifications, computer programs, and any other drawings, specifications, documents, designs, software, and plans prepared by or on behalf of Supplier and/or the Subcontractors in connection with the Equipment or the Work and which are necessary to own, operate, maintain, repair or use the Equipment (collectively, the “Licensed Materials”), and all Intellectual Property Rights, if any, relating to the Licensed Materials or the contents of or concepts embodied in the Licensed Materials, are and shall remain the exclusive property of Supplier and/or the Subcontractors, as the case may be. Supplier hereby grants to Owner, any subsequent owner or operator of the Facility, the Lenders and their respective Affiliates, successors and assigns a paid-up, royalty-free, perpetual, irrevocable, non-exclusive, transferable, world-wide license for Owner to use such Licensed Materials and any derivative thereof, subject to the restrictions set forth below:

(i)	All Intellectual Property Rights in or relating to any of the Licensed Materials shall remain the property of Supplier or the appropriate Subcontractor, whether or not the Facility is constructed; and

(ii)
Owner and/or its assignees shall not, without the prior written consent of Supplier, use such Licensed Materials, in whole or in part, for any purpose other than those allowed under this Article 12. Owner may, however, at no cost to Owner, use such Licensed Materials for the construction, operation, maintenance and repair of (and for additions, improvements, changes or alterations to) the Facility and the installation, erection, startup and commissioning, operation, maintenance, and decommissioning of the Equipment. Further, if Supplier is in default under this Agreement and this Agreement is terminated by reason thereof, Owner shall be entitled to use the Licensed Materials for completion of the Facility by others without additional compensation.

12.2    Right to Transfer. Owner may assign the license granted under Section 12.1 to any permitted assignee of its rights under this Agreement or to any other person succeeding to the ownership (including any portion thereof) of the Equipment or the Facility.
12.3    Infringement Indemnification. (a) Supplier shall indemnify, defend and hold Owner and each Owner Indemnified Party harmless from and against any and all Losses arising out of any claim of infringement of any Intellectual Property Right resulting from the manufacture, offer for sale, sale, supply, or importation of the Equipment, or any part or component thereof, or other performance of the Work, the licensing of the Licensed Materials and other Intellectual Property Rights licensed hereunder to Owner, or the use or transfer by Owner of the Equipment, the Licensed Materials or the other Intellectual Property Rights licensed hereunder.
(b)    Supplier shall be in charge of the defense and settlement of any claim under this Section; provided, however, that without relieving Supplier of its obligations hereunder or impairing Supplier’s right to control the defense or settlement thereof, Owner may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of Owner. Supplier shall not settle any such claim in a manner that would have an adverse effect on Supplier’s ability to perform the Work (or Owner’s ability to perform the Work in the event this Agreement is terminated), Owner’s ability to achieve Mechanical Completion, own, operate, maintain or transfer the Equipment, or that would result in the failure of the Equipment to comply with the Specifications or other requirements of this Agreement, without the prior written consent of Owner, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Supplier may not agree, without the consent of the Indemnified Party, to any compromise or settlement that (i) is not an unconditional release of the Indemnified Party from all liabilities other than the payment of any money that will be paid by Supplier or (ii) would require an admission of fault on the part of Owner. Furthermore, in addition to paying or reimbursing Owner Indemnified Parties’ Losses pursuant to Section 12.3(a), if any order by a court or arbitral tribunal of competent jurisdiction shall, by reason of any such infringement referred to in Section 12.3(a), be obtained against (i) the sale or delivery to Owner of the Equipment, (ii) the performance of the Work (whether by Supplier, or Owner if this Agreement is terminated), (iii) the performance of the work necessary to achieve Mechanical Completion, (iv) the ownership, operation, maintenance or transfer of the Equipment, or (v) the licensing and use of the Licensed Materials and other Intellectual Property Rights licensed hereunder, then, as promptly as practicable after Supplier’s knowledge or receipt of notice thereof, Supplier shall either (1) procure for Owner the right to continue using the

Equipment, (2) modify the Equipment so that it becomes non-infringing (provided that such Equipment continues to comply with the Specifications and other requirements of this Agreement), or (3) replace the Equipment with non-infringing Equipment complying with the Specifications and other requirements of this Agreement.
12.4    Exclusions. Supplier shall have no obligation or liability with respect to any claim of infringement of any Intellectual Property Right based upon: (i) any Work that has been altered without Supplier’s consent; (ii) the combination or use of the Equipment with other products when the combination is part of any allegedly infringing process (excluding any combination or use of the Equipment with the balance of plant and other equipment to be furnished by the EPC Contractor under the EPC Contract); (iii) failure of Owner to implement any update provided by Supplier that would have prevented the claim; or (iv) use of the Equipment or Work in a manner not specified or intended by the terms of this Agreement.
12.5    Survival. This terms and provisions of this Article 12 shall survive the termination or expiration of this Agreement.
ARTICLE 13

CONFIDENTIALITY
13.1    Confidential and Proprietary Information. Owner and Supplier each agree to keep confidential, and shall not disclose, the terms and provisions of this Agreement and, upon receipt from the other Party, any documentation or information (i) which is marked as “proprietary” or “confidential” (including, without limitation, any documentation relevant to an employee of either Party which is so marked), (ii) which is supplied orally with a contemporaneous confidential designation and is confirmed to be “proprietary” or “confidential” in writing within ten (10) days after oral disclosure , or (iii) which is known by the receiving Party to be confidential or proprietary information or documentation of the disclosing Party (collectively, the “Confidential Information”). Each Party agrees to utilize the same standards and procedures with respect to Confidential Information received from the other Party which it applies to its own confidential information, but not less than reasonable care. Notwithstanding the foregoing, the Parties may grant access to the Confidential Information in accordance with the following terms:

(i)
the Parties may disclose Confidential Information to their respective Affiliates and the respective officers, directors, employees, advisors and counsel of such Parties and their Affiliates; provided that any such Affiliate, officer, director, employee, advisor or counsel shall keep the Confidential Information confidential, shall not disclose the same to any other Person (except another Person described in this Section 13.1(i)) without the prior written consent of the disclosing Party, and shall not use any Confidential Information for any purpose other than (a) the performance of the receiving Party’s obligations under this Agreement, (b) the completion, repair, operation and maintenance of, and additions, improvements, changes or alterations to, the Facility, or (c) as is necessary in operating the receiving Party’s business.

(ii)
the Parties may disclose Confidential Information to their contractors, subcontractors, representatives and agents whose access is necessary for the proper performance of the Parties’ respective duties and obligations under this Agreement so long as any such disclosure shall be limited to such Confidential Information as any such contractor, subcontractor, representative or agent requires in order to properly perform the respective duties and obligations under this Agreement; but only if such contractor, subcontractor, representative or agent agrees (i) to keep the Confidential Information confidential, (ii) not to disclose the same to any other Person without the prior written consent of the disclosing Party, and (iii) not to use any Confidential Information for any purpose other than as provided in this Section 13.1(ii).

(iii)
Owner may disclose Confidential Information, on a “need to know basis”, to its contractors, subcontractors, suppliers, consultants and agents for the completion, repair, operation and maintenance of, and additions, improvements, changes or alterations to, the Facility; but only if such contractor, subcontractor, supplier, consultant or agent agrees (i) to keep the Confidential Information confidential, (ii) not to disclose the same to any other Person without the prior written consent of the disclosing Party, and (iii) not to use any Confidential Information for any purpose other than as provided in this Section 13.1(iii).

(iv)
Owner may also disclose Confidential Information to Lenders and potential Lenders and prospective and actual purchasers of the Facility or direct or indirect interests in Owner so long as any such disclosure shall be subject to the written agreement of any such Lender (or potential Lender) or prospective (or actual) purchaser to keep the Confidential Information confidential, to not disclose the same to any third party (other than its counsel and other consultants) without the prior written consent of Supplier, and to not use any Confidential Information for any purpose other than evaluating and administering its potential or actual extension of credit to, or purchase from, or investment in, Owner or the Facility.

13.2    Disclosure of Confidential Information. Notwithstanding anything to the contrary contained herein, the Parties shall have no obligation with respect to any Confidential Information which (i) is or becomes publicly known through no act of the receiving Party, (ii) is approved for release by written authorization of the disclosing Party, (iii) is required to be disclosed by the receiving Party pursuant to a legal process (so long as the receiving Party uses commercially reasonable efforts to avoid disclosure of such Confidential Information, and prior to furnishing such Confidential Information, the receiving Party notifies the disclosing Party and gives the disclosing Party the opportunity to object to the disclosure and/or to seek a protective order), or (iv) has been rightfully furnished to the receiving Party without any restriction on use or disclosure and not in violation of the rights of the other Party. Nothing in this Agreement shall bar the right of either Party to seek and obtain from any court injunctive relief against conduct or threatened conduct which violates the terms of this Article 13.

13.3    Survival. Each Party agrees to hold the Confidential Information confidential for the longer of a period of three (3) years from receipt or for a period of two (2) years from the earlier to occur of termination of this Agreement or Final Completion. This terms and provisions of this Article 13 shall survive the termination or expiration of this Agreement.
ARTICLE 14

REPRESENTATIONS AND WARRANTIES OF SUPPLIER
Supplier hereby represents and warrants to Owner as follows:
14.1    Due Organization; Good Standing. Supplier is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and qualified to conduct business in the State of Ohio.
14.2    Due Authorization. The execution, delivery and performance of this Agreement by Supplier have been duly authorized by all necessary corporate action on the part of Supplier and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Supplier or any other party to any other agreement with Supplier.
14.3    Execution and Delivery. This Agreement has been duly executed and delivered by Supplier. This Agreement constitutes the legal, valid, binding and enforceable obligation of Supplier, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by principles of equity.
14.4    Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Supplier in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which Supplier anticipates will be timely obtained in the ordinary course of performance of this Agreement and except for Owner Permits.
14.5    Licensed Materials and Intellectual Property. Supplier has all necessary right and authority to grant the license in and to the Licensed Materials granted pursuant to Article 12 (including where necessary, by having obtained the necessary rights and licenses from its Affiliates or Subcontractors or from third party licensors, as the case may be). The Intellectual Property Rights licensed to Owner under this Agreement and the Intellectual Property Rights that Owner will acquire by virtue of purchasing the Equipment are all of the Intellectual Property Rights that Owner will need to own, operate, maintain, service and/or transfer the Equipment.
ARTICLE 15

REPRESENTATIONS AND WARRANTIES OF OWNER:
Owner represents and warrants to Supplier as follows:

15.1    Due Organization; Good Standing; Qualified to do Business. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to conduct business in the State of Ohio.
15.2    Due Authorization. The execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary company action on the part of Owner and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Owner or any other party to any other agreement with Owner, except those which have already been obtained.
15.3    Execution and Delivery. This Agreement has been duly executed and delivered by Owner. This Agreement constitutes the legal, valid, binding and enforceable obligation of Owner, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by principles of equity.
15.4    Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Owner in connection with the execution, delivery and performance of this Agreement, except those which have already been obtained or which Owner anticipates will be timely obtained in the ordinary course of performance of this Agreement.
ARTICLE 16

DEFAULT & REMEDIES
16.1    Supplier Default. (a) The occurrence of any one or more of the following matters constitutes a default by Supplier under this Agreement (a “Supplier Default”):

(i)	Supplier becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;

(ii)	Supplier makes a general assignment for the benefit of its creditors;

(iii)
Supplier shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Supplier or of Supplier’s debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Supplier or for all or any part of Supplier’s property;

(iv)
any case, proceeding or other action against Supplier shall be commenced (a) seeking to have an order for relief entered against Supplier as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Supplier or Supplier’s debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Supplier or for all or any part of Supplier’s property; and such case, proceeding or action is not dismissed within sixty (60) days thereafter;

(v)	any representation or warranty of Supplier contained in Article 14 of this Agreement shall prove to be materially false or intentionally misleading at the time such representation or warranty is made;

(vi)	Supplier assigns, conveys or transfers this Agreement or any interest herein in manner not permitted under Section 20.3;

(vii)	Supplier’s aggregate liability under this Agreement for any Liquidated Damages either reaches or exceeds any of the limits in Section 19.2;

(viii)
Supplier has abandoned all or part of the Work, or within five (5) Days after Supplier’s receipt of written notice from Owner stating its belief that Supplier has abandoned all or part of the Work, Supplier has failed to (a) resume diligent performance of the Work or (b) provide reasonable assurances that it has not abandoned all or part of the Work;

(ix)
The Equipment has not achieved all of the Minimum Performance Criteria and Substantial Completion by the date which is one hundred eighty (180) Days after the Guaranteed Substantial Completion Date (unless Supplier demonstrates that the EPC Contractor or another Person other than Supplier or its Subcontractors was more than 50% responsible for such failure);

(x)
Supplier shall at any time fail to pay Owner, when due, any payment required under this Agreement, including all Liquidated Damages, which is not subject to a good faith dispute by Supplier, and such failure continues for thirty (30) days after receipt of written notice of such failure;

(xi)
Supplier fails to provide, maintain and, as applicable, amend, extend and replace LOC-1, LOC-2, and LOC-3, as applicable, or cause the same to be issued or re-issued by a Creditworthy Bank, as required pursuant to, and within the applicable time periods set forth in, Section 6.9 and the definition of Substantial Completion;

(xii)	Supplier fails to maintain insurance as required by this Agreement, which failure continues for fifteen (15) days after Supplier’s receipt of written notice thereof from Owner;

(xiii)
Supplier fails to comply with its obligations under this Agreement to pay, discharge or bond over, or post a letter of credit to protect against, any Lien (other than Permitted Liens) and such failure continues beyond the applicable cure period set forth in Section 2.20; or

(xiv)
Except as otherwise expressly provided for in this Section 16.1, Supplier is in breach of any of its material obligations under this Agreement (subject to the exclusive remedies set forth in Section 9.7 in the case of a breach of the Warranty), and such breach continues for thirty (30) days after Supplier’s receipt of written notice thereof from Owner; provided, however, if such breach cannot with due diligence be remedied by Supplier within such thirty (30) day period, and Supplier shall have diligently prosecuted the remedying of such breach within such thirty (30) days, such period shall be extended by an additional sixty (60) days (or such longer period as Owner may allow in writing, in its discretion).
(b)    Upon the occurrence of any Supplier Default, Owner, in addition to its right to pursue any other remedy provided under this Agreement or, except as limited by the terms of this Agreement, existing at law or in equity, may, by written notice to the defaulting Party, and without prejudice to any of its other rights or remedies, (i) draw upon LOC-1, LOC-2 or LOC-3, as applicable, in whole or in part, as applicable, in accordance with this Agreement; (ii) proceed against Supplier in accordance with Article 18 (Dispute Resolution); (iii) withhold any Milestone Payment, Progress Payment or other payment in whole or in part; (iv) seek specific performance of Supplier’s obligations under this Agreement to the extent permitted by applicable Laws (including, without limitation, Supplier’s absolute obligation to assure that the Power Island achieves the Minimum Performance Criteria); (v) terminate this Agreement and/or (vi) terminate Supplier’s right to perform the Work, provided that, with respect to the exercise of the remedies set out in (i) – (v) above, to the extent that Owner has been fully compensated by Supplier for Owner’s Losses on account of a Supplier Default, Owner shall not be entitled to exercise multiple remedies to the extent that such exercise would result in a double recovery against Supplier for the same harm for which Owner has already been fully compensated. If Owner terminates this Agreement, Supplier shall pay to Owner a sum equal to the amount by which the actual and reasonable costs incurred by Owner in completing (or causing another vendor to complete) the Work, comparable to the terminated Work, exceeds that portion of the Contract Price allocable to the Work which has not been performed by Supplier, and Owner shall be released from any obligation to pay Supplier for any amount owed for the Contract Price allocated for the portion of Work which has not been performed by Supplier, provided that, notwithstanding the foregoing, Owner shall pay Supplier for all Work properly performed by Supplier prior to the termination date in accordance with this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, if Owner has undertaken, or plans to undertake, corrective or curative action or work to cure or remedy (or attempt to cure or remedy) a Supplier Default or other default in Supplier’s obligations under this Agreement, then Owner may either (i) incur such costs and expenses first and be reimbursed by Owner therefor upon submittal of an invoice to Supplier, or (ii) present a bona fide estimate or quote obtained by Owner in good faith from the third party who Owner’s proposes to undertake the corrective or curative action or work on Owner’s behalf and demand, by submittal of an invoice to Supplier, Supplier’s up-front payment of such estimated or quoted amount. If Supplier fails to pay any such invoiced amount to Owner within ten (10) days of Supplier’s receipt of such invoice, then Owner may, in addition to its other rights and remedies under this Agreement, drawn down on LOC-1, LOC-2 or LOC-3, as applicable, in the amount of such unpaid invoice (with interest thereon at the Agreed Rate).
(d)    The exercise of the right of Owner to terminate this Agreement as provided in Section 16.1(b) does not preclude Owner from exercising other remedies that are provided herein or are available at law or in equity (subject to the exclusive remedies set forth in Section 9.7 in the case of a breach of Warranty and in Sections 4.2(b), 4.3(e), 4.5(d), 5.6 and 5.7(f) in the case of Liquidated

Damages, and the limitation on double recovery set forth in Section 16.1(b)). No termination of this Agreement shall constitute a waiver, release or estoppel by Owner of any right, action or cause of action it may have against Supplier. Except as otherwise set forth in this Agreement, Owner’s remedies are cumulative, and the exercise of, or failure to exercise, one or more of Owner’s remedies shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by Owner.
16.2    Owner Default. (a) The occurrence of any one or more of the following matters shall constitute a default by Owner under this Agreement (an “Owner Default”):

(i)	Owner becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;

(ii)	Owner makes a general assignment for the benefit of its creditors;

(iii)
Owner shall commence or consent to any case, proceeding or other action (a) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or of Owner’s debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debts, or (b) seeking appointment of a receiver, trustee or similar official for Owner or for all or any part of Owner’s property;

(iv)
any case, proceeding or other action against Owner shall be commenced (a) seeking to have an order for relief entered against Owner as debtor, (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Owner or Owner’s debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) seeking appointment of a receiver, trustee, or similar official for Owner or for all or any part of Owner’s property; and such case, proceeding or action is not dismissed within sixty (60) days thereafter;

(v)	any representation or warranty of Owner contained in Article 15 of this Agreement shall prove to be materially false or intentionally misleading at the time such representation or warranty is made;

(vi)	Owner assigns, conveys or transfers this Agreement or any interest herein in manner not permitted under Section 20.3;

(vii)
Owner fails to pay to Supplier any payment required under this Agreement which is not subject to a good faith dispute by Owner, and such failure continues for thirty (30) days after receipt of written notice of such failure; or

(viii)
Except as otherwise expressly provided for in this Section 16.2, Owner is in breach of any of its material obligations under this Agreement, and such breach continues for thirty (30) days after Owner’s receipt of written notice thereof from Supplier; provided, however, if such breach cannot with due diligence be remedied by Owner within such thirty (30) day period, and Owner shall have diligently prosecuted the remedying of such breach within such thirty (30) days, such period shall be extended by an additional sixty (60) days.

(b)    Upon the occurrence of an Owner’s Default, Supplier may (i) proceed against Owner in accordance with Article 18, (ii) suspend its performance of the Work, and/or (iii) terminate this Agreement. If this Agreement is so terminated by Supplier for an Owner Default, Supplier, as its sole and exclusive remedy hereunder (but solely with respect to the claim giving rise to the termination and without limitation of any indemnification obligations of Owner under this Agreement), shall be entitled to receive a termination payment calculated in accordance with Section 16.4
(c)    The exercise of the right of Supplier to terminate this Agreement as provided in Section 16.2 does not preclude Supplier from exercising other remedies that are provided herein or are available at law or in equity (subject to the exclusive remedies set forth in this Agreement and the limitation on double recovery against Owner for the same harm). Except as provided in the last sentence of Section 16.2(b), no termination of this Agreement shall constitute a waiver, release or estoppel by Supplier of any right, action or cause of action it may have against Owner. Except as otherwise set forth in this Agreement, Supplier’s exercise of, or failure to exercise, one or more of its remedies shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by Supplier.
16.3    No Release. No termination under this Article 16 shall release either Party from any obligations arising hereunder prior to such termination.
16.4    Termination for Convenience. Owner may terminate this Agreement without cause at any time and for any reason upon written notice to Supplier. If this Agreement is so terminated, Supplier, as its sole and exclusive remedy hereunder, shall be entitled to receive the “termination payment” (as set forth in Exhibit P attached hereto) corresponding to the date of termination identified in Owner’s notice (minus any and all amounts paid by Owner to Supplier prior to the date of such termination). Any Equipment for which title has passed (or by the terms of this Agreement, should have passed) to Owner prior to the date of such termination shall remain the property of Owner; otherwise title shall remain with Supplier.
16.5    Actions Upon Termination. Upon termination of this Agreement or Supplier’s right to perform Work hereunder, Supplier shall promptly (a) discontinue the Work, (b) cease entering into subcontracts and purchase orders in respect of the Facility, (c) remove from the Site (and properly dispose of) all waste, rubbish and debris associated with the Work, (d) conduct an inventory of the equipment and materials related to the Work on the Site or being shipped to the Delivery Point, (e) remove its personnel and equipment related to the Work from the Site, and (f) take such steps as are reasonably necessary to preserve and protect the Work completed and in progress and to protect associated materials, equipment and supplies at the Site, stored off-site or in transit (the “Preservation Work”), provided that, except in the case of a Supplier Default, Supplier shall be entitled to reimbursement from Owner for all reasonable and demonstrable expenses incurred by Supplier to complete the Preservation Work.
16.6    Termination for Extended Force Majeure.  If a Force Majeure Event extends for more than three hundred sixty-five (365) consecutive days, then, upon thirty (30) days written notice, either Party (unless the Force Majeure Event is caused by acts or omissions of Owner, in which event only Supplier), may terminate this Agreement.  Such termination shall be effective thirty (30)

days from the date of the termination notice, unless otherwise agreed by the Parties.  If this Agreement is so terminated, then each Party, as its sole and exclusive obligation and remedy hereunder, shall pay all amounts due to the other Party for Work performed and any undisputed amounts incurred under this Agreement prior to the effective date of such termination, and Supplier shall be obligated to comply with Section 16.5 and shall remain liable for any Liquidated Damages accrued prior to such termination. Owner shall retain title to all Equipment for which title has already passed to Owner under this Agreement.
ARTICLE 17

SUSPENSION RIGHTS
17.1    Suspension by Owner. (a) Owner shall have the right, at any time, to suspend Work at the Site upon written notice to Supplier. Any additional transportation costs or costs related to TA Services, as well as storage costs, incurred by Supplier as a direct result of such suspension shall be payable by Owner upon submission of Supplier’s corresponding invoice(s). The Milestone Schedule shall be equitably extended for a period of time reasonably necessary for Supplier to overcome the effects of such suspension.
(b)    It is expressly agreed that Owner shall have no right to suspend manufacture of the Equipment.
17.2    Suspension by Supplier. If Owner fails to pay to Supplier when properly due any undisputed Milestone Payment required under this Agreement, and such failure continues for thirty (30) days after receipt of written notice of such failure, Supplier may suspend its performance of the Work in whole or in part. Notwithstanding the foregoing, if Supplier suspends its performance of the Work as provided in this Section and it is later determined that the amount Supplier alleged was properly due (and which was the basis of Supplier’s Work suspension) was in fact not properly due, such suspension of the Work by Supplier shall be deemed to have been conducted in non-compliance with the terms of this Agreement (a “Non-Compliant Suspension”). Except as to a Non-Compliant Suspension, any cost incurred by Supplier in accordance with any such suspension (including storage costs) shall be payable by Owner upon submission of Supplier’s invoice(s). Except as to a Non-Compliant Suspension, performance of Supplier’s obligations shall be extended for a period of time reasonably necessary to overcome the effects of such suspension. Supplier shall resume any such suspended Work upon Owner’s payment of the applicable Milestone Payment.
17.3    Shipment to Storage. If Owner notifies Supplier in writing that Owner is unable to accept delivery of any part or portion of the Equipment during a time when Supplier is permitted to deliver the same to the Delivery Point pursuant this Agreement (and Supplier is otherwise ready to deliver, and capable of delivering, such part or portion to the Delivery Point during such time frame), Supplier may ship such part or portion of Equipment to storage, such storage being in accordance with the Specifications or other instructions provided by Supplier. If such part or portion of Equipment is placed in storage, including storage at the facility where manufactured, the following conditions shall apply to such part or portion of the Equipment: (i) title shall thereupon pass to Owner if it has not already passed; (ii) risk of loss, unless otherwise agreed, shall thereupon pass to Owner if it has not already passed; (iii) any amounts otherwise payable to Supplier upon Delivery of such part or portion of the Equipment shall be payable upon presentation of Supplier’s invoice(s);

and (iv) all expenses incurred by Supplier, including but not limited to, preparation for and placement into storage, handling, inspection, preservation, insurance, storage, removal charges and any taxes shall be payable by Owner upon submission of Supplier’s invoice(s). If the Agreement includes Services, then to the extent such Services relate directly to the part or portion of the Equipment shipped to storage, any such related Services shall be subsequently changed to the rate then prevailing at the time of actual use and Owner shall pay the net increase over the rate prevailing at the time of shipment of such part or portion of the Equipment to storage. When conditions permit and upon payment of all amounts due under this Section, Supplier shall resume Delivery of the Equipment to the Delivery Point.
ARTICLE 18

DISPUTE RESOLUTION
18.1    Disputes. The Project Manager and the Owner’s Manager shall attempt to expeditiously reach a mutually acceptable resolution of any claim, dispute or other controversy arising out of, or relating to, this Agreement (each a “Dispute”). In the event that such Dispute cannot be resolved by such representatives of Supplier and Owner, the dispute will be referred to a Senior Officer from each party for resolution by mutual agreement between said officers. Any mutual determination by the Senior Officers shall be final and binding upon the parties. However, should such Senior Officers fail to arrive at a mutual decision as to the Dispute within thirty (30) days after notice to both individuals of the Dispute, or such longer period as the Parties may mutually agree, then either Party may then pursue their remedies at law.
18.2    Venue. Any legal action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Southern District of Ohio, Eastern Division or, if such court lacks jurisdiction, in the Court of Common Pleas of the State of Ohio in Franklin County. Each of the Parties hereby accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of the Parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at the address set forth in this Agreement. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
18.3    Jury Waiver. OWNER AND SUPPLIER HEREBY AGREE TO WAIVE THE RIGHT TO A JURY AND AGREE THAT ALL ISSUES OF LAW AND FACT SHALL BE DECIDED BY A JUDGE ONLY. Supplier agrees to incorporate this jury waiver into all of the agreements with any Major Subcontractors for the Work and to use commercially reasonable efforts to incorporate the jury waiver into any agreements with the other Subcontractors for the Work.
18.4    Prevailing Party. The prevailing Party in any court proceedings shall be reimbursed by the other Party for all reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees, incurred by said prevailing Party, but if the prevailing Party has had only a partial victory, then the court will make an allocation based on the extent to which the court views the prevailing Party as having prevailed.
18.5    Performance During Dispute. Pending final resolution of a Dispute, Owner and Supplier shall continue to fulfill their respective obligations under this Agreement, including the payment of any amounts payable in accordance with this Agreement (other than disputed amounts), and such continued performance shall be without prejudice to any claims which are the subject matter of the Dispute.
ARTICLE 19

LIMITATION OF LIABILITY
19.1    Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, and except for (i) Supplier’s obligations arising out of or liability for breach with respect to Warranty covenants under Article 9 of this Agreement and Supplier’s and Owner’s confidentiality covenants under Article 13 of this Agreement, (ii) Supplier’s and Owner’s indemnity obligations under Sections 11.1(a)(i) and 11.2(a)(i) respectively and Supplier’s indemnity obligations set forth in this Agreement as they relate to claims by third parties for infringement of any Intellectual Property Right, (iii) the Gross Negligence, willful misconduct or fraud in connection with the performance of the Work of (a) in the case of Supplier’s limitation of liability, Supplier, a Subcontractor or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable or their respective officers, employees and agents, or (b) in the case of Owner’s limitation of liability, any contractor of Owner (other than Supplier and Subcontractors) or any Person or entity directly employed by Owner or such contractor, or any Person or entity for whose acts Owner or such contractor are liable or their respective officers, employees and agents, (iv) costs incurred by Supplier to achieve all of the Minimum Performance Criteria, and (v) any provision obligating Supplier to pay for liquidated damages in this Agreement (none of which shall be interpreted or construed as, consequential, special, incidental, indirect, punitive or exemplary damages or damages for loss of profits, loss of use or loss of contracts for the purposes of this Agreement), Owner and Supplier waive all claims against each other (and against each other’s parent company, Affiliates, contractors, subcontractors, consultants and agents) for any consequential, special, incidental, indirect, punitive or exemplary damages and damages for loss of profits, loss of use or loss of contracts, and regardless of whether any such claim arises out of breach of contract or warranty, tort, product liability, indemnity, contribution, strict liability or other legal theory. Supplier covenants and agrees that it will use commercially reasonable efforts to obtain a written waiver of claims against Owner (and its parent company, Affiliates, contractors, subcontractors, consultants and agents) substantially identical to the waiver set forth in the preceding sentence from each Major Subcontractor performing any portion of the Work. For the avoidance of doubt, Supplier’s obligations to repair Collateral Damage in accordance with Section 9.3(b) shall not be deemed to be consequential, special, incidental, indirect, punitive or exemplary damages or damages for loss of profits, loss of use or loss of contracts for the purposes of this Agreement.

19.2    Liquidated Damages. (a) Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Supplier to Owner for Performance Liquidated Damages shall in no event exceed an amount equal to [***] ([***]%) of the Contract Price.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Supplier to Owner for Delivery Liquidated Damages and Substantial Completion Liquidated Damages, collectively, shall in no event exceed an amount equal to [***] percent ([***]%) of the Contract Price.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the overall aggregate liability of Supplier to Owner for all Liquidated Damages shall in no event exceed an amount equal to [***] percent ([***]%) of the Contract Price.
19.3    Overall Limitation. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Supplier to Owner in relation to this Agreement, including the payment of Liquidated Damages, and the aggregate liability of Owner to Supplier in relation to this Agreement, whether such liability arises out of breach of contract or warranty, tort (including but not limited to negligence), product liability, indemnity, contribution, strict liability or other legal theory, shall not exceed an amount equal to the Contract Price. The preceding limitation of Supplier’s liability shall not apply to, and no credit shall be issued against such liability limitation for:

(i)	Supplier’s obligations arising out of or liability for breach with respect to Supplier’s non-disclosure covenants set forth in Article 13 of this Agreement;

(ii)	Supplier’s indemnity obligations set forth in this Agreement as they relate to claims by third parties for bodily injury, property damage and infringement of any Intellectual Property Right;

(iii)	Claims which arise or result from the Gross Negligence, willful misconduct or fraud of Supplier or its Subcontractors; and

(iv)	Costs incurred by Supplier to achieve all of the Minimum Performance Criteria.
The preceding limitation of Owner’s liability shall not apply to, and no credit shall be issued against such liability limitation for:

(i)	Owner’s obligations arising out of or liability for breach with respect to Owner’s non-disclosure covenants set forth in Article 13 of this Agreement;

(ii)	Owner’s indemnity obligations set forth in this Agreement as they relate to claims by third parties for bodily injury and property damage; and

(iii)	Claims which arise or result from the Gross Negligence, willful misconduct or fraud of Owner or its contractors (other than Supplier and its Subcontractors).
19.4    The Supplier’s and Owner’s liability under this Agreement shall terminate on the earlier of the applicable statute of limitations for claims under Ohio law and eight years from Substantial

Completion. Owner or Supplier may enforce a claim that accrued before that date by commencing an action as provided in Section 18, before the expiration of the applicable statute of limitations.

ARTICLE 20

GENERAL PROVISIONS
20.1    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, without regard to conflicts of law principles.
20.2    Entire Agreement. This Agreement represents the entire agreement between Owner and Supplier with respect to the subject matter hereof, and supersedes all prior negotiations, representations or agreements, whether written or oral. This Agreement may be amended or modified only by a written instrument signed by both Owner and Supplier.
20.3    Assignment. (a) Supplier shall not assign, pledge or otherwise transfer this Agreement or any right or obligation hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole discretion. Notwithstanding the foregoing, Supplier may, without Owner’s consent, (i) assign or delegate this Agreement to an Affiliate of Supplier or (ii) factor, sell, assign, or otherwise transfer to any Affiliate or any third party financial institution any undisputed accounts receivable arising under this Agreement, provided such assignment of accounts receivable shall be subject to Owner’s rights and remedies under this Agreement, including any Owner offset, deduction and withholding rights provided under this Agreement. For the avoidance of doubt, notwithstanding any such assignment, delegation, factoring, sale, assignment of receivables or other transfer pursuant to clause (i) or (ii) of the preceding sentence, the originally-named Supplier shall not be relieved of any of its liabilities or obligations under this Agreement and shall remain primarily liable for the payment and performance of all obligations of Supplier under this Agreement, whether accruing before, on or after such assignment, delegation, factoring, sale, assignment of receivables or other transfer and, if requested by Owner, the originally-named Supplier shall provide an affirmation of such continuing primary liability in and form and substance reasonably acceptable to Owner.
(b)    Except as otherwise provided in this Section, Owner shall not assign, pledge or otherwise transfer this Agreement or any right or obligation hereunder without the prior written consent of Supplier, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Supplier hereby covenants and agrees that Owner may, without Supplier’s consent, assign this Agreement or delegate any of its rights or obligations under this Agreement:
(x)to any Affiliate or designee of Owner;
(y)to the EPC Contractor (it being understood and agreed that if Owner assigns this Agreement to the EPC Contractor, Owner shall have the right to reserve the ability to make direct payments to Supplier of amounts the EPC Contractor determines to be due and payable to

Supplier in lieu of Owner paying such amounts to EPC Contractor under the EPC Contract for further disbursement to Supplier)
(z)to any entity which acquires all or substantially all of the assets of Owner related to the Facility; and/or
(aa)to any Lender of Owner. In the event Owner does in fact intend to collaterally assign this Agreement to a Lender, Supplier agrees that it shall (x) execute a consent to Owner’s collateral assignment of this Agreement to any such Lender (which consent shall be in a form that is customary for the financing of a gas-fired power project and reasonably acceptable to the Lender), and (y) provide an opinion of counsel regarding the enforceability of this Agreement and the preceding consent.
(c)    Upon any permitted assignment by Owner, Owner will be released from all obligations or liabilities arising out of or related to this Agreement relating to the period from and after such assignment; provided, however, in the case of an assignment by Owner to an Affiliate, Owner shall not be released from its payment obligations under this Agreement, unless such affiliate is, in Supplier’s reasonable judgment, taking into account any guarantee or other credit support such Affiliate elects to provide, if any, substantially as creditworthy as the assigning Owner or otherwise reasonably creditworthy in light of the then remaining payment obligations under this Agreement.
(d)    Any assignment or transfer of this Agreement pursuant to this Section shall be subject to all limitations of liability contained in this Agreement.
(e)    Except as specifically provided in this Section, any assignment or transfer of this Agreement or any rights, duties or interest hereunder by Owner or Supplier without the prior written consent of the other Party hereto shall be void and of no force and effect.
20.4    Project Financing. Supplier agrees to provide such assistance as is reasonably requested by Owner in connection with Owner’s efforts to secure non-recourse project financing for the Facility from a Lender, which shall include, without limitation, providing technical assistance as Owner may request in addressing Lender issues or concerns, providing such documents as are reasonably requested by the Lenders, executing such estoppels, consents and certificates as are reasonably requested of the Lenders, and meeting with the Lenders and their representatives.
20.5    Survival. All provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination. Without limiting the foregoing, the following provisions are hereby explicitly set forth, for the purpose of clarity, as those that shall survive expiration or termination of this Agreement: Section 2.5, Section 2.11, Section 2.20, Section 2.22, Section 2.26, Section 2.27, Section 4.3, Section 4.5, Article 5, Section 6.9, Article 9, Article 11, Article 12, Article 13 Article 14, Article 15, Article 16, Article 18, Article 19, and Article 20.

20.6    Contractual Relationship. Nothing contained in this Agreement shall be construed as creating a contractual relationship of any kind (i) between Owner and a Subcontractor, or (ii) between any persons or entities other than Owner and Supplier.
20.7    Severability. In case any provision in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected. If Supplier’s obligation to pay any Liquidated Damages under this Agreement is, or becomes, void or unenforceable (either in whole or in part) for any reason, then Owner shall, to the extent of the voidness or unenforceability, be entitled to claim unliquidated damages at law in relation to any relevant delay or other matter which would otherwise have been the subject of the liquidated damages, provided that Supplier’s aggregate liability for Liquidated Damages and unliquidated damages in respect of such relevant delay or such other matter shall not exceed the applicable amount of Liquidated Damages agreed under this Agreement in respect thereof.
20.8    Notices. All notices required hereunder shall be in writing and shall be deemed properly served if delivered in person, by email or if sent by registered or certified mail, with postage prepaid and return receipt requested, to the following addresses (or to such other addresses as either Party may subsequently designate):
If to Owner:    Long Ridge Energy Generation LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attn: Ken Nicholson
Email: knicholson@fortress.com
And
Attn: Robert Wholey
Email: bo.wholey@longridgeenergy.com

With a Copy to:    Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attn: James L. Black, Jr., Esq.
Email: james.black@morganlewis.com
If to the Owner’s
Engineer:    Black & Veatch Corporation
9000 Regency Parkway
Suite 300
Cary, NC 27518
Attn: Jason Rowell
Email: RowellJ@bv.com

If to the
Supplier    General Electric Company
1 River Road, 40-320AA
Schenectady, New York 12345
Attn: Marie Hartigan
Email: marie.hartigan@ge.com
With a Copy to:    General Electric Company
11330 Clay Road
Suite 5336
Houston, TX 77041
Attn: Timothy Huskey
Email: Timothy.Huskey@ge.com
All notices required hereunder shall be deemed received on the date of delivery, or attempted delivery, if delivered in person, or if sent by email, on the date such email is sent, or if mailed, on the date which is two (2) Days after the date such notice is deposited in the mail.
20.9    Headings. The headings and captions used in this Agreement are inserted for reference and convenience only and the same shall not limit or construe the sections, articles or paragraphs to which they apply or otherwise affect the interpretation thereof.
20.10    Singular and Plural. Words which are used herein and import the singular number shall mean and include the plural number and vice versa where the context so requires.
20.11    Interpretation. In the event of any inconsistency or discrepancy between written words and specific numbers, the description of any such figures by written words shall govern.
20.12    Rights and Remedies. Except to the extent this Agreement expressly provides that a specific remedy for a particular circumstance is the exclusive remedy available for such circumstance and except as otherwise expressly provided in this Agreement, (i) rights and remedies available to Owner and/or Supplier as set forth in this Agreement shall be cumulative with and in addition to, and not in limitation of, any other rights or remedies available to such Parties at law and/or in equity, and (ii) any specific right or remedy conferred upon or reserved to Owner and/or Supplier in any provision of this Agreement shall not preclude the concurrent or consecutive exercise of a right or remedy provided for in any other provision hereof.
20.13    Agreed Rate. Each Party agrees that it will pay to the other Party interest at the Agreed Rate on any overdue amount from the due date thereof to, but not including, the date such amount is paid.
20.14    Incorporation by Reference. The recitals set forth on the first few pages of this Agreement, as well as all Exhibits attached hereto, are hereby incorporated into this Agreement by this reference and expressly made a part of this Agreement.

20.15    No Waiver. No course of dealing or failure of Owner and/or Supplier to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. No express waiver of any term, right or condition of this Agreement shall operate as a waiver of any other term, right or condition.
20.16    Rights of Third Parties. Except as expressly provided in this Agreement, nothing contained in this Agreement shall create a contractual relationship with, or a cause of action in favor of, a third party against either Owner or Supplier, provided that Long Ridge Energy Generation LLC (as Owner) may assign this Agreement to the EPC Contractor pursuant to Section 20.3 and any agreement effectuating such assignment shall prevail under this Section 20.16.
20.17    Counterparts. This Agreement may be executed by the Parties in one or more counterparts, all of which taken together, shall constitute one and the same instrument.
20.18    Signatures. The exchange of copies of this Agreement and of signature pages by facsimile, email or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile, email or other electronic means shall be deemed to be their original signatures for all purposes.
20.19    English Language Documents. Any document, manual, certificate or notice required or authorized to be given hereunder shall be provided in the English language.
20.20    Further Assurances. Supplier and Owner agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including executing a bill of sale or similar instrument in a form reasonably agreed to by the Parties.
20.21    No Nuclear Use. The Work is not intended for application (and shall not be used) in connection with any nuclear installation or activity (a “Nuclear Use”) and Owner warrants that it shall not use the Work for any Nuclear Use, or permit others to use the Work for any Nuclear Use. If, in breach of the foregoing, any such Nuclear Use occurs, Supplier shall have no liability for any nuclear or other damage, injury or contamination attributable to a Nuclear Use, and Owner shall indemnify Supplier, its Affiliates and Subcontractors against any such liability resulting from any such Nuclear Use, whether arising as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise.
20.22    No Use For Weapons. Owner hereby certifies that the Work, technical data, software or other information or assistance furnished by Supplier or its Affiliates under this Agreement will not be used in the design, development, production, stockpiling or use of weapons either by Owner or by any entity acting on Owner’s behalf or which received any of the Work by Owner.

20.23    Global Sourcing. Major Equipment and Services shall only be sourced from a Major Sub-Supplier listed on Exhibit A, Attachment 13 (except as otherwise approved by Owner in accordance with Section 2.8). Except as provided in the preceding sentence, Supplier reserves the right in its discretion to obtain, source, subcontract, manufacture, fabricate and assemble the Equipment and any components and systems thereof from non-domestic concerns; it being understood that the quality standards and warranties of Supplier under this Agreement shall be adhered to in all cases irrespective of source and all sourcing shall be consistent with all applicable Laws, and Supplier shall remain liable for any obligations with respect to Taxes and export obligations as provided in this Agreement.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of Owner and Supplier as of the date first written above.

OWNER: LONG RIDGE ENERGY GENERATION LLC By: /s/ Robert Wholey Name: Robert Wholey Title: President	SUPPLIER: GENERAL ELECTRIC COMPANY By: /s/ Michael Gradoia Name: Michael Gradoia Title: Commercial Leader

[Signature Page to Equipment Supply Agreement]